Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

VENOCO, INC.

(“SELLER”)

AND

VINTAGE PETROLEUM, LLC

(“BUYER”)

AUGUST 18, 2014

i

(CONTINUED)

(CONTINUED)

(CONTINUED)

(CONTINUED)

EXHIBITS AND SCHEDULES:

Exhibit A	Leases, Mineral Interests, Surface Interests
Exhibit B	Wells; Working Interest/Net Revenue Interest; Allocated Values
Exhibit C	Exhibit Not Used
Exhibit D	Certain Excluded Assets
Exhibit E	Form of Conveyance
Exhibit F	Form of Non-foreign Affidavit
Exhibit G	Form of California Form 593-C
Exhibit H	Form of Consent
Exhibit I	Form of Officer’s Certificate of Buyer
Exhibit J	Form of Officer’s Certificate of Seller

Schedule 2.1.15	Vehicles
Schedule 7.3	Consents
Schedule 7.8	Material Contracts
Schedule 7.10	Encumbrances
Schedule 7.14	Imbalances
Schedule 7.15	Current Commitments
Schedule 7.16	Taxes
Schedule 7.22	Seller’s Knowledge Persons
Schedule 9.7	Employees
Schedule 9.9	Bonds, Letters of Credit and Guarantees

v

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into on August 18, 2014, by and between Venoco, Inc., a Delaware corporation (“Seller”) and Vintage Petroleum, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Properties (as defined below) on the terms and conditions set forth herein; and

NOW, THEREFORE, based on and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

“Affiliate” means any Person which (a) controls either directly or indirectly a Party, or (b) is controlled directly or indirectly by such Party, or (c) is directly or indirectly controlled by a Person which directly or indirectly controls such Party, for which purpose “control” means the right to exercise more than fifty percent (50%) of the voting rights in the appointment of the directors or similar representation of a Person.

“Allocated Value” means, with respect to any Property, the value allocated to Seller’s interest in such Property as set forth on Exhibit B. Allocated Values are provided herein for purposes of ARTICLE 4 and 6 only.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

“Buyer Group” means Buyer, its Affiliates and its and their respective employees, officers, directors, agents, consultants and representatives.

“Claim” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties, costs and expenses (including attorneys’ fees and costs of litigation, arbitration and settlements), whether known or unknown.

“Code” means Internal Revenue Code of 1986, as amended.

“Debt Instrument” means any indenture, mortgage, loan, credit or sale-leaseback or similar financial contract.

“Effective Time” means 7:00 a.m. Los Angeles time on July 1, 2014.

“Environmental Condition Defect” means an individual existing condition of a Property or of the soil, sub-surface, surface waters, groundwaters, atmosphere, natural resources or other environmental medium, wherever located, associated with the ownership or operation of the Property (including the presence or release of waste, hazardous substances or Hydrocarbons), that (in each case) (a) is not in compliance with Environmental Laws or (b) requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction in accordance with Environmental Laws.

“Environmental Laws” means all applicable Laws concerning or relating to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment or health or safety, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act and the Oil Pollution Act of 1990, as such Laws may be amended from time to time.

“Good Defensible Title” means with respect to those certain Properties described on Exhibit A, title that, subject to the Permitted Encumbrances:

(a)                                 is free and clear of all liens, charges, obligations (including contract obligations), defects and encumbrances, except for Permitted Encumbrances;

(b)                                 entitles Seller to receive not less than the Net Revenue Interest set forth in Exhibit B in all Hydrocarbons produced from the Properties described in Exhibit A without reduction at any time during the productive life thereof, except decreases in connection with those operations in which Seller may be a non-consenting co-owner, decreases resulting from reversion of interest to co-owners with respect to operations in which such co-owners elected not to consent, decreases resulting from the establishment or amendment of pools or units, decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; and

(c)                                  obligates Seller to bear not more than the Working Interest set forth in Exhibit B in the Properties described in Exhibit A unless there is a corresponding proportionate increase in the Net Revenue Interest; or

(d)                                 with respect to such Properties described on Exhibit A that are Fee Interests, is perpetual and not subject to a limited term or reversion, except as specifically set forth on Exhibit A.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or government tribunal.

“Hydrocarbons” means oil, gas, natural gas liquids, condensate, casinghead gas and other liquid or gaseous hydrocarbons (or any combination or constituents thereof), any other minerals of every kind or character, and carbon dioxide, sulfur, helium and nitrogen.

“Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Properties.

“Inventory Hydrocarbons” means, as of the Effective Time, the merchantable Hydrocarbons produced with respect to the Oil and Gas Properties prior to the Effective Time that are in tanks or vessels located upstream of the pipeline sales connection. For the avoidance of doubt, the Line Fill is not included within the meaning of Inventory Hydrocarbons.

“Laws” means any and all laws, statutes, codes, ordinances, permits, licenses, authorizations, agreements, decrees, writs, orders, judgments, principles of common law, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Liabilities” means all obligations for borrowed money, obligations evidenced by notes, bonds, debentures or similar instruments, obligations for the deferred purchase price of goods or services, obligations under capital leases, guarantees of any of the foregoing, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Line Fill” shall mean the aggregate amount of the Hydrocarbons owned by Seller in the gathering lines and pipelines on the Oil and Gas Properties.

“Material Adverse Effect” means a defect, condition, change, or effect on the ownership, operation, or financial condition of the Properties, taken as a whole; provided, however, that Material Adverse Effect shall not include material adverse effects resulting from general changes in oil and gas prices; general changes in markets or in industry, economic, or political conditions; changes in condition or developments generally applicable to the oil and gas industry generally or in any area or areas where the Properties are located; acts of God, including hurricanes and storms; acts or failures to act of Governmental Authorities (where not caused by the willful or grossly negligent acts of Seller); civil unrest or similar disorder; terrorist acts; changes in Laws or delays in issuing, the failure of any Governmental Authority to issue, or any change in requirements with respect to the issuance of, any licenses, permits, easements, or approvals, and increased costs relating to the foregoing; effects or changes that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement pursuant to ARTICLE 13; and changes resulting from any announcement of the transactions contemplated hereby or the performance of the covenants set forth in ARTICLE 9 hereof.

“Material Contract” means, to the extent relating to or binding on the Properties, any Contract (i) which can reasonably be expected to result in gross revenue per fiscal year in excess of One Hundred Thousand Dollars ($100,000), net to the interests of Seller; (ii) which can reasonably be expected to result in expenditures per fiscal year in excess of One Hundred Thousand Dollars ($100,000), net to the interests of Seller; or (iii) which constitutes any of the following:

(a)                                 contracts or agreements with any Affiliate of Seller;

(b)                                 contracts or agreements for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Oil and Gas Properties which are not cancelable without penalty to Seller, its Affiliates, or its or their permitted successors and assigns, on at least thirty (30) days prior written notice, without penalty, the payment of money, or delivery of other consideration;

(c)                                  to the extent currently pending, any contract or agreement for, or that contemplates, the sale, exchange or transfer of any of the Properties, other than (A) this Agreement, (B) contracts or agreements governing the sale of Hydrocarbons, (C) the disposition in the ordinary course of equipment no longer suitable for Hydrocarbons field operation, or (D) customary rights of reassignment upon intent to abandon an Oil and Gas Property; and

(d)                                 contracts or agreements for the gathering, treatment, processing, storage, or transportation of Hydrocarbons that require an annual payment of more than One Hundred Thousand Dollars ($100,000), net to the interests of Seller;

(e)                                  leases for equipment or other personal property located in the field, or (2) that require an annual payment of more than One Hundred Thousand Dollars ($100,000), net to the interests of Seller;

(f)                                   all purchase or sale agreements (other than with respect to production of Hydrocarbons in the ordinary course), partnership agreements (other than tax partnerships), joint venture and exploration or development program agreements relating to the Properties or by which the Properties are bound;

(g)                                  contracts or agreements providing for a call upon, option to purchase or similar right under any agreements with respect to the Hydrocarbons from the Properties;

(h)                                 contracts or agreements with any labor union or employee association that relates to the Employees; and

(i)                                     unit agreements and any operating agreements applicable to the Properties;

provided, however, that “Material Contracts” shall not include the Leases and other instruments constituting Seller’s chain of title to the any of the Oil and Gas Properties or any swaps, derivatives or other hedge contracts and Debt Instruments.

“Net Reduction of Interest” means (a) a reduction of Seller’s Net Revenue Interest in a Property described in Exhibit A at any time during the productive life thereof, below the Net Revenue Interest for such Property set forth in Exhibit B, (b) an increase in Seller’s Working Interest in a Property described in Exhibit A at any time during the productive life or abandonment thereof, to more than the Working Interest for such Property set forth in Exhibit B  unless there is a corresponding proportionate increase in the Net Revenue Interest, or (c) materially interfere with the operation or use of a Property as such Property is currently used.

“Net Revenue Interest” means Seller’s interest in and to all production of Hydrocarbons saved, produced and sold from any Property after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by, or payable out of such production.

“NORM” means naturally occurring radioactive material.

“Oil and Gas Properties” means any or all of the Fee Interests, Leases, Lands, Wells or Units.

“Operative Documents” means, with regard to a Party, those documents listed or referred to in Section 12.2 or otherwise delivered at the Closing, in each case to the extent executed and delivered by a Party.

“Party” means either Buyer or Seller, as the case may be, and “Parties” means both of them.

“Permitted Encumbrances” means:

(a)                                 royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens if the cumulative effect of the burdens does not operate as a Net Reduction of Interest;

(b)                                 division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the Buyer or as set forth on Schedule 7.8;

(c)                                  required third party consents to assignment that either have been obtained prior to Closing or are customarily obtained post-Closing;

(d)                                 materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, tax, assessment and other similar liens or charges arising in the ordinary course of business for obligations (i) that are not delinquent (including any amounts being withheld as provided by Law) or (ii) that if delinquent, are being contested in good faith by appropriate actions and for which Seller indemnifies Buyer subsequent to Closing;

(e)                                  liens for Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f)                                   easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of the use of the surface that do not individually or in the aggregate materially interfere with the use and operation of such Property affected thereby for the purpose for which such Property is currently used;

(g)                                  all Leases, contracts, unit agreements, pooling agreements, operating agreements, production sales contracts, division orders, farmouts, exploration agreements, carried interests, sales agreements, royalty or overriding royalty agreements, and other contracts, agreements, and instruments applicable to the Properties, including provisions for penalties, suspensions, or forfeitures contained therein, to the extent that they do not, individually or in the aggregate, operate as a Net Reduction of Interest;

(h)                                 all Imbalances;

(i)                                     all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or rights or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(j)                                    rights of reassignment arising upon final intention to abandon or release the Properties, or any of them;

(k)                                 failure to recite marital status in a document or omissions of successors or heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property;

(l)                                     lack of a survey, unless a survey is required by Law;

(m)                             any failure of the records of any Person to reflect sufficient production or operations over any period of time unless the applicable lessor has alleged in writing that such failure has caused the applicable Lease to terminate or expire;

(n)                                 all rights reserved to, or vested in, any Governmental Authorities to control or regulate any of the Properties in any manner, and all obligations and duties under all applicable Laws of any such Governmental Authority or under any franchise, grant, license, or permit issued by any Governmental Authority;

(o)                                 lack of evidence of corporate or other entity authorization absent reasonable evidence of an actual claim of superior title from a third party attributable to such alleged lack of authorization;

(p)                                 matters for which the applicable statute of limitations for assertion thereof has expired (including title by limitations or adverse possession);

(q)                                 prior leases covering Hydrocarbons that are not surrendered of record unless it can be demonstrated that there is a reasonable possibility that such leases continue in force and effect and constitute a superior claim of title to a Property;

(r)                                    depth severances or any other change in Seller’s Working Interest or Net Revenue Interest with depth to the extent that they do not operate as a Net Reduction of Interest, in each case, with respect to Hydrocarbon production attributable to the applicable Well or Unit from the currently-producing formation for such Well or Unit;

(s)                                   any matters reflected on Exhibit A or Exhibit B if the cumulative effect of such matters do not, individually or in the aggregate, operate as a Net Reduction of Interest;

(t)                                    those claims, liens, security interests and encumbrances which will be released at Closing pursuant to Section 11.4; and

(u)                                 any other liens, charges, encumbrances, defects, or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of, the Properties subject thereto or affected thereby (as currently used or owned) and which would be accepted or waived by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties.

“Person” means an individual, partnership, limited liability company, corporation, trust, estate or other entity, including Governmental Authorities.

“Preliminary Purchase Price” means the Purchase Price determined in accordance with Section 14.1.

“Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, Property Taxes, and Severance Taxes attributable to production of Hydrocarbons from the Properties, but excluding other Taxes) and capital expenditures (including costs of drilling and completing wells, and costs of acquiring equipment) incurred in the ownership and operation of the Properties in the ordinary course of business, but excluding Liabilities that are the subject of a Claim for indemnification made by a Party pursuant to ARTICLE 16.

“Property Taxes” means all ad valorem, property, excise, and similar Taxes imposed on the Properties, excluding, however Severance Taxes, Transfer Taxes, and Taxes based upon, measured by, or calculated with respect to (i) net income, profits or similar measures, (ii) multiple bases (including corporate, franchise, business and occupation, business license, or similar Taxes) if one more of the bases on which such Tax is based, measured or calculated is described in the preceding clause (i) of this definition, in each case, together with interest, penalties or additions to such Tax.

“Records” means all books and records, files, data, correspondence, studies, surveys, reports, Hydrocarbon sales contract files, gas processing files, geologic, geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data) and other data (in each case whether in written or electronic format) and relating to the operation of the Properties, including all title records, prospect information, title opinions, title insurance reports, abstracts, property ownership reports, customer lists, supplier lists, sales materials, well files, well logs, well tests, maps, engineering data and reports, health, environmental and safety information and records, third-party licenses, accounting and financial records, operational records, reserve estimates and economic estimates; production and processing records, division order, lease, land and right-of-way files, accounting files,  tax records (other than income tax), and contract files, but excluding, in each case: (a) all corporate, financial, income tax, and legal data and records of Seller that relate to Seller’s business generally (whether or not relating to the Properties) or to the Excluded Assets; (b) any data, software, and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement, or by applicable Law, and for which no consent to transfer has been received or for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (c) all legal records and legal files of Seller, including all work product of, and attorney-client communications with, Seller’s legal counsel (other than Leases, title opinions, and Contracts); (d) data and records relating to the sale of the Properties, including communications with the advisors or representatives of Seller or its Affiliates; and (e) any data and records relating to the Excluded Assets. (Clauses (a) through (e) shall hereinafter be referred to as the “Excluded Records”).

“Seller Group” means Seller and its Affiliates and its and their respective employees, officers, directors, agents, consultants and representatives.

“Severance Taxes” means all federal, state or local Taxes which are imposed upon production from the Properties, including excise taxes on production, severance or gross production, as well as any interest, penalties and fines assessed or due in respect of any such Taxes, whether disputed or not, but excluding Property Taxes, and Taxes based upon, measured by, or calculated with respect to (i) net income, profits or similar measures, (ii) multiple bases (including corporate, franchise, business and occupation, business license, or similar Taxes) if one more of the bases on which such Tax is based, measured or calculated is described in the preceding clause (i) of this definition.

“Taxes” mean any and all taxes, levies or other like assessments, including but not limited to income tax, franchise tax, profits tax, windfall profits tax, surtax, gross receipts tax, capital gains tax, remittance tax, withholding tax, sales tax, use tax, value added tax, goods and services tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, severance tax, excise tax, ad valorem tax, property tax (real, personal or intangible), inventory tax, transfer tax, premium tax, environmental tax (including taxes under Section 59A of the Code), customs duty, stamp tax or duty, capital stock tax, margin tax, occupation tax, payroll tax, employment tax, social security tax, unemployment tax, disability tax, alternative or add-on minimum tax, estimated tax, and any similar tax or assessment imposed by any Governmental Authority or other taxing authority, together with any interest, fine or penalty, or addition thereto, whether disputed or not.

“Third Party” means, whether such term is capitalized or not, a Person other than Buyer and its Affiliates or Seller and its Affiliates.

“Title Defect Value” means with respect to each Property that is agreed or determined to be subject to a Title Defect, the lesser of (a) the Allocated Value of the Property subject to such Title Defect and (b) the amount determined in accordance with ARTICLE 4 with respect to such Title Defect.

“Working Interest” means the interest in and to a Property that is burdened with the obligation to bear and pay the costs and expenses associated with the exploration, drilling, development, operation and abandonment of such Property, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of the production of Hydrocarbons therefrom.

ARTICLE 2
SALE AND PURCHASE OF PROPERTIES; EXCLUDED ASSETS

2.1                               Sale and Purchase of Properties.  Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing, all of Seller’s right, title and interest in and to the following, except for the Excluded Assets:

2.1.1                     All fee interests to the surface and in Hydrocarbons, including under grant deeds, mineral deeds, conveyances or assignments, as described on Exhibit A (“Fee Interests”);

2.1.2                     All Hydrocarbon and mineral leases, and the surface and subsurface leasehold estates created thereby and  subleases, described in Exhibit A (the “Leases”), and all of the lands covered by the Leases (“Lands”), together with corresponding surface and subsurface interests in and to all the property and rights incident thereto, including all rights in any pooled or unitized or communitized acreage by virtue of the Lands being a part thereof (“Units”); all production from the Units allocated to any such Lands; and all reversionary interests, carried interests, options, convertible interests and net profits interests attributable to the Oil and Gas Properties, together with all rights that arise by operation of Law or otherwise in all properties and land unitized, communitized or pooled with the Leases or Lands;

2.1.3                     All surface fee interests, easements, rights-of-way, servitudes, licenses, authorizations, pass through rights, permits, rights of use and all other surface and other rights and interests applicable to, or used or useful in connection with, any or all of the Oil and Gas Properties (the “Surface Interests”);

2.1.4                     All producing, non-producing, shut-in and other well bores including Hydrocarbon wells, disposal wells, injection wells, observations wells, co-op wells and water wells located on the Lands or attributable to the Oil and Gas Properties, including the wells described in Exhibit B and the pro-ration units associated therewith (the “Wells”);

2.1.5                     All pipelines, plants, gathering and processing systems, buildings, stations, compressors, pumps, piping and pipe inventory, remote and other automation equipment (including SCADA equipment and transmitters, telecommunications equipment, field radio telemetry and associated frequencies and licenses, pressure transmitters and central processing equipment that is used primarily in connection with the ownership or operation of the Oil and Gas Properties), machinery, tools, utility lines, equipment, fixtures, and improvements and other appurtenances on or to the Oil and Gas Properties, insofar as they are used or used or held for use primarily in connection with the ownership, operation, maintenance or repair of the Oil and Gas Properties or the production, treatment, sale, transportation, or disposal of Hydrocarbons or water produced from the Oil and Gas Properties (subject to such exclusions, the “Facilities”);

2.1.6                     All Hydrocarbons (or the proceeds from the sale of Hydrocarbons) (a) produced from and after the Effective Time or (b) located as of the Effective Time in pipelines or in tanks upstream of the pipeline sales connection, in each case, attributable to the Oil and Gas Properties;

2.1.7                     All farmout and farmin agreements, operating agreements, production sales and purchase contracts, processing contracts, gathering contracts, transportation contracts, saltwater disposal agreements, surface leases, balancing contracts, and all other instruments covering or affecting any or all of the Oil and Gas Properties (the “Contracts”);

2.1.8                     All unitization, communitization and pooling declarations, orders and agreements to the extent they relate to the Oil and Gas Properties, or the production of Hydrocarbons therefrom;

2.1.9                     To the extent assignable, (a) all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Oil and Gas Properties, and (b) emission reduction credits, RECLAIM Trading Credits associated with the South Coast Air Quality Management District, and any other credits or the right to create credits or other transferable rights relating to past or future emissions reductions, in each case that were generated from the ownership, use or operation of the Oil and Gas Properties (the “Permits”);

2.1.10              All royalties, overriding royalties, sliding scale royalties, shut-in royalties, rights to royalties in kind, or other interests in production of Hydrocarbons (other than working interests), as set forth on Exhibit B;

2.1.11              All partnership interests (tax, state law or otherwise) affecting any Oil and Gas Properties;

2.1.12              To the extent assignable, all rights to indemnities (except with respect to Seller’s Retained Liabilities) and releases from third parties relating to the Oil and Gas Properties, Surface Interests, Wells or Facilities, in each case, to the extent relating to liabilities that Buyer has assumed or for which it owes an indemnification obligation hereunder;

2.1.13              To the extent assignable, all insurance proceeds under existing policies of insurance, if any, relating to the Oil and Gas Properties, Surface Interests, Wells or Facilities, in each case, to the extent relating to (i) liabilities that Buyer has assumed or for which it owes an indemnification obligation hereunder, or (ii) Casualty Losses as provided in Section 9.5;

2.1.14              The Records;

2.1.15              All vehicles held for use in connection with the Oil and Gas Properties, the production of Hydrocarbons attributable thereto, a list of which is set forth on Schedule 2.1.15; and

2.1.16              All other assets and properties of Seller used or held for use primarily in connection with the Oil and Gas Properties and the production of Hydrocarbons from the Oil and Gas Properties.

Except for the Excluded Assets, all of the real and personal properties, rights, titles, and interests described in Sections 2.1.1 through Section 2.1.16 subject to the limitations and terms expressly set forth herein and in Exhibits A and Exhibit B, are hereinafter referred to as the “Properties”.

2.2                               Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, the “Properties” shall not include any rights, interests, obligations or liabilities with respect to the items and matters listed on Exhibit D (the “Excluded Assets”).

ARTICLE 3
PURCHASE PRICE

3.1                               Purchase Price.  The purchase price for the Properties will be Two Hundred Million Two Hundred Thousand Dollars ($200,200,000) (the “Purchase Price”), subject to any applicable adjustments as hereinafter provided.

3.2                               Increases in Purchase Price.  The Purchase Price will be increased by the following amounts (without duplication):

3.2.1                     the amount determined under Section 4.6.2 resulting from Title Benefits;

3.2.2                     the amount of any Property Costs, including Severance Taxes and Property Taxes, that are paid or prepaid by or on behalf of Seller or any of its Affiliates and incurred in the ownership and operation of the Properties and that are fairly attributable to the period from and after the Effective Time (in the case of such Taxes, as determined pursuant to Section 17.1), except Taxes (other than Severance Taxes and Property Taxes);

3.2.3                     the value of all Inventory Hydrocarbons, less any applicable Severance Taxes, Property Taxes, and royalties, which shall have a value equal to the amount of proceeds received for such Hydrocarbons upon the first sale thereof or absent a sale, such value shall be based upon the average oil and gas prices received for the sale of similar Hydrocarbons from the Properties for the calendar month of June 2014;

3.2.4                     the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Buyer, including proceeds from the sale of Hydrocarbons (excluding the Inventory Hydrocarbons), in each case net of all applicable Severance Taxes and Property Taxes and royalties paid by Buyer, that are fairly attributable to the Properties for the period of time prior to the Effective Time (in the case of such Taxes, as determined pursuant to Section 17.1); and

3.2.5                     the amount of all other upward adjustments expressly provided for herein.

3.3                               Decreases in Purchase Price.  The Purchase Price will be decreased by the following amounts (without duplication):

3.3.1                     the amount of any Property Costs, including Severance Taxes and Property Taxes, that are paid by Buyer or any of its Affiliates that are incurred in the ownership and operation of the Properties and that are fairly attributable to the period prior to the Effective Time (in the case of such Taxes, as determined pursuant to Section 17.1), except Taxes (other than Severance Taxes and Property Taxes);

3.3.2                     the amount of all proceeds, receipts (including producing receipts, drilling receipts and construction overhead receipts), reimbursements, credits, and income paid to or received by Seller, including proceeds from the sale of Hydrocarbons, in each case net of all applicable Severance Taxes and Property Taxes and royalties paid by Seller, that are fairly attributable to the Properties for the period of time on or after the Effective Time (in the case of such Taxes, as determined pursuant to Section 17.1), or the Inventory Hydrocarbons;

3.3.3                     the amount of any suspended funds held by Seller and owed to third parties for which Buyer will assume responsibility pursuant to Section 15.2;

3.3.4                     the amount, if any, of the Title Defect Values under Section 4.6.1 and the Remediation Values under Section 6.5; and

3.3.5                     the amount of all other downward adjustments expressly provided for herein.

ARTICLE 4
TITLE MATTERS

4.1                               Buyer’s Title Review.

4.1.1                     From and after the date of this Agreement, and pursuant and subject to the terms of Sections 9.1 and 9.8, Buyer shall have the right to conduct a review of Seller’s title to the Properties.  The provisions of this ARTICLE 4 and the special warranty of title in the Conveyance provide Buyer’s exclusive remedy with respect to any Title Defects or other deficiencies or defects in Seller’s title to the Oil and Gas Properties.

4.1.2                     Seller’s rights with respect to title to the Oil and Gas Properties pursuant to this ARTICLE 4 is limited to the Oil and Gas Properties shown on Exhibit A. Seller hereby expressly disclaims and negates any and all warranties of title whatsoever, whether express, implied, statutory, or otherwise, except as set forth herein and in the Conveyance.

4.1.3                     The Conveyance shall be in the form attached hereto as Exhibit E, and shall contain a special warranty of title to Properties as set forth therein.  Buyer shall not be entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Buyer to Seller pursuant to this ARTICLE 4.

4.2                               Title Defects and Title Benefits.  As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Revenue Interest or Working Interest, that causes Seller’s title to any Oil and Gas Property to be less than Good Defensible Title.  As used in this Agreement, the term “Title Benefit” means any right, circumstance, or condition that operates to increase the Net Revenue Interest of Seller in any Oil and Gas Property above that shown on Exhibit B, without causing a greater than proportionate increase in Seller’s Working Interest above that shown in Exhibit B.

4.3                               Notice of Title Defects and Benefits; Adjustment.

4.3.1                     Buyer will provide Seller with written notice (a “Title Defect Notice”) at or before 5:00 p.m. (Los Angeles time) on or before the Business Day that is on or before September 30, 2014 (“Defect Notification Deadline”).  Each Title Defect Notice must include, in reasonable detail, to the extent applicable, a description of (a) the Property with respect to which the claimed Title Defect(s) relate and the Allocated Value of such Property, (b) the nature of (and a description of) such claimed Title Defect(s), and (c) Buyer’s calculation of the value of each claimed Title Defect.  Upon Seller’s request, Buyer shall promptly provide Seller with such supporting documentation as is in Buyer’s possession with respect to the alleged Title Defect.  Buyer shall not be entitled to assert a Title Defect based solely upon the lack of information in Seller’s files (including the lack of title opinions). Buyer shall be deemed to have waived all Title Defects of which Seller has not been given notice pursuant to this Section 4.3.1 on or before the Defect Notification Deadline; provided, however, notwithstanding anything herein to the contrary, nothing in this Section 4.3 is intended to modify or limit Seller’s special warranty of title in the Conveyance, Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1.

4.3.2                     Buyer is under no obligation to identify Title Benefits and shall have no liability to Seller for the failure to identify any Title Benefits.  In the event Buyer has actual knowledge of a Title Benefit on or before the Defect Notification Deadline, Buyer shall, no later than the Defect Notification Deadline, deliver to Seller a notice including in reasonable detail, including a description of (a) the Property with respect to which the claimed Title Benefit(s) relate and the Allocated Value of such Property, (b) the nature of (and a description of) such Title Benefit(s) and (c) Buyer’s calculation of the value of each Title Benefit.  Seller shall have the right, but not the obligation, to deliver to Buyer a similar notice on or before the Defect Notification Deadline with respect to each Title Benefit discovered by Seller.  Seller shall be deemed to have waived all Title Benefits of which no Party has given notice on or before the Defect Notification Deadline, except to the extent Buyer has failed to give a notice of a Title Benefit which it was obligated to give under this Section 4.3.2.  For purposes hereof, the knowledge of Buyer means the knowledge of Brent Davenport and Russell Ledbetter.

4.4                               Cure.

4.4.1                     Seller shall have the right, but not the obligation, at Seller’s sole cost, risk, and expense, to cure or remove, on or before ninety (90) days after the Closing Date, any alleged Title Defects of which Seller has been advised by Buyer pursuant to Section 4.3.1 if Seller provides written notice to Buyer of its intent to cure such alleged Title Defects on or before the Closing Date.  The election by Seller to cure one or more such alleged Title Defects shall not affect the Title Defect Values and Title Benefit Amounts used to determine the Preliminary Purchase Price pursuant to Section 14.1 or the rights and obligations of the Parties under Section 4.7 with respect to dispute resolution.  Seller’s election to cure an alleged Title Defect shall not constitute a waiver of any of the rights of Seller pursuant to this ARTICLE 4, including Seller’s right to dispute the existence, nature, or value of such Title Defect.

4.4.2                     Subject to the determination by the Title Arbitrator of the existence or Title Defect Value with respect to a Title Defect which Seller has elected to cure, to the extent any such Title Defect is not cured on or prior to the Closing Date, the Purchase Price shall be decreased as required under Section 4.5.  In the event a Title Defect which Seller has elected to cure is subsequently cured after the Closing Date (but in no event later than ninety (90) days after the Closing Date), Buyer shall pay to Seller the amount by which the Purchase Price was decreased with respect to such Title Defect pursuant to Section 4.5.

4.4.3                     Any dispute relating to whether and to what extent a Title Defect has been cured shall be resolved as set forth in Section 4.7, except that any such matter shall be submitted to the Title Arbitrator on or before ten (10) Business Days after the date described in Section 4.4.1; provided, however, that any prior or concurrent determination by a Title Arbitrator with respect to Title Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 4.4.3 shall be binding on the Parties with respect to such Title Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

4.5                               Adjustment for Title Defects and Benefits.

4.5.1                     With respect to each Oil and Gas Property affected by Title Defects reported under Section 4.3.1, such Oil and Gas Property shall be assigned at Closing subject to all uncured Title Defects, and the Purchase Price shall be reduced by the Title Defect Value, as calculated pursuant to Section 4.6.1.

4.5.2                     With respect to each Oil and Gas Property affected by Title Benefits reported under Section 4.3.2, the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Oil and Gas Property caused by such Title Benefits, as determined pursuant to Section 4.6.2.

4.5.3                     Section 4.5.1 shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Buyer with respect to Title Defects; provided, however,

notwithstanding anything herein to the contrary, nothing in this Section 4.5.3 is intended to modify or limit Seller’s special warranty of title in the Conveyance, Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1.

4.6                               Calculation of Title Defect Values and Title Benefit Amounts.

4.6.1                     The Title Defect Value resulting from a Title Defect shall be determined as follows:

(i)                                     if Buyer and Seller agree in writing upon the Title Defect Value, that amount shall be the Title Defect Value;

(ii)                                  if the Title Defect is a lien, encumbrance, or other charge which is liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect;

(iii)                               if a Title Defect exists because Seller owns a lesser Net Revenue Interest in an Oil and Gas Property and such Oil and Gas Property has an Allocated Value assigned specifically to it on Exhibit B, then the Title Defect Value will be the Allocated Value for such Property multiplied by a fraction (A) the numerator of which is (1) the net present value, as of the Effective Time, of Seller’s interest in the future net revenues from such Property based on the Net Revenue Interest set forth on Exhibit B (the “PV-NRI”) minus (2) the net present value as of the Effective Time, of Seller’s interest in the future net revenues from such Property taking into account the Title Defect, but otherwise calculated based upon the same production, cost, and assumed future price estimates and discount rate and such other methods, techniques and assumptions utilized, and (B) the denominator of which is the PV-NRI;

(iv)                              if the Title Defect represents an obligation, encumbrance, burden, or charge upon, or other defect in title to, the affected Oil and Gas Property of a type not described in subsections (i), (ii), or (iii), above, the Title Defect Value shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Oil and Gas Property affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the productive life of the affected Oil and Gas Property, the Allocated Values and such other factors as are necessary to make a proper evaluation;

(v)                                 the Title Defect Value with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder or for which Buyer otherwise receives credit in the calculation of the Purchase Price; and

(vi)                              notwithstanding anything to the contrary in this ARTICLE 4:

(A)                               an individual claim for a Title Defect for which a claim notice is given prior to the Defect Notification Deadline shall only generate an adjustment to the Purchase Price under this ARTICLE 4 if the Title Defect Value with respect thereto exceeds Fifty Thousand Dollars ($50,000), provided that once such threshold has been met and subject to

Section 4.6.1(vi)(C) below, the Purchase Price shall be adjusted for the full amount of such Title Defect Values and not just the excess above Fifty Thousand Dollars ($50,000);

(B)                               the aggregate Title Defect Values attributable to the effects of all Title Defects upon any given Oil and Gas Property shall not exceed the Allocated Value of such Oil and Gas Property; and

(C)                               there shall be no adjustment to the Purchase Price for Title Defects unless and until the aggregate of all Title Defect Values which would generate an adjustment to the Purchase Price pursuant to Section 4.6.1(vi)(A) exceeds two percent (2%) of the Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Purchase Price.

4.6.2                     The Title Benefit Amount resulting from a Title Benefit shall be determined as follows:

(i)                                     if Buyer and Seller agree in writing upon the Title Benefit Amount, that amount shall be the Title Benefit Amount;

(ii)                                  if a Title Benefit exists because Seller owns a greater Net Revenue Interest in a Property and such Property has an Allocated Value assigned specifically to it on Exhibit B, then the Title Defect Value will be the Allocated Value for such Property multiplied by a fraction (A) the numerator of which is (1) the net present value, as of the Effective Time, of Seller’s interest in the future net revenues from such Property taking into account the Title Benefit minus (2) the net present value as of the Effective Time, of Seller’s interest in the future net revenues from such Property based on the Net Revenue Interest set forth on Exhibit B, but otherwise  calculated based upon the same production, cost, and assumed future price estimates and discount rate and such other methods, techniques and assumptions utilized but not taking into account the Title Defect (the “NPV”), and (ii) the denominator of which is the NPV;

(iii)                               if a Title Benefit represents a right, circumstance, or condition of a type not described in subsections (i) or (ii), the Title Benefit Amount shall be determined by taking into account the Allocated Value of the Oil and Gas Property so affected, the portion of Seller’s interest in the Oil and Gas Property so affected, the legal effect of the Title Benefit, the potential discounted economic effect of the Title Benefit over the productive life of any affected Oil and Gas Property, the values placed upon the Title Benefit by Buyer and Seller, and such other factors as are necessary to make a proper evaluation; and

(iv)                              notwithstanding anything to the contrary in this ARTICLE 4:

(A)                               an individual claim for a Title Benefit shall only generate an adjustment to the Purchase Price if the Title Benefit Amount with respect thereto exceeds Fifty Thousand Dollars ($50,000), provided that once such threshold has been met and subject to Section 4.6.2(iv)(B) below, the Purchase Price shall be adjusted for the full amount of such Title Benefit Amount and not just the excess above Fifty Thousand Dollars ($50,000); and

(B)                               there shall be no adjustment to the Purchase Price for Title Benefits unless and until the aggregate of all Title Benefit Amounts which would generate an adjustment to the Purchase Price pursuant to Section 4.6.2(iv)(A) exceeds two percent (2%) of the Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Purchase Price.

4.7                               Dispute Resolution.

4.7.1                     Seller and Buyer shall attempt to agree upon all Title Defect Values and Title Benefit Amounts on or before two (2) days prior to the Closing Date.  If Seller and Buyer are unable to agree by that date, then the arithmetic average of Buyer’s estimate and Seller’s estimate of disputed Title Defect Values or Title Benefit Amounts (as applicable) shall be used to determine the Preliminary Purchase Price pursuant to Section 14.1, and the Title Defect Values and Title Benefit Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 4.7.2.

4.7.2                     With respect to disputed Title Defect Values and Title Benefit Amounts, on or before a date that is ten (10) Business Days following the Closing Date, a title attorney with at least ten (10) years’ experience in oil and gas titles in California shall be selected by mutual agreement of Buyer and Seller (the “Title Arbitrator”).  If Buyer and Seller have not agreed upon a Person to serve as Title Arbitrator during such ten (10) Business Day period, Buyer shall, within five (5) Business Days after the end of such initial ten (10) Business Day Period, formally apply to the Los Angeles, California office of the American Arbitration Association (the “AAA”) to choose the Title Arbitrator.  The Title Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  Either Buyer or Seller may submit the disputed Title Defect Values or Title Benefit Amounts within a reasonable period of time after the Title Arbitrator has been selected in accordance with the foregoing.

4.7.3                     In each case above, the arbitration proceeding shall be held in Los Angeles, California and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 4.7.  The Title Arbitrator’s determination shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making its determinations, the Title Arbitrator shall be bound by the provisions of this ARTICLE 4 and may consider such other matters as, in the opinion of the Title Arbitrator, are necessary or helpful to make a proper determination.  The Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including petroleum engineers.  The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect Values and Title Benefit Amounts submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs of presenting their respective cases.  Buyer shall bear fifty percent (50%) of the costs and expenses of the Title Arbitrator and the AAA, and Seller shall be responsible for the remaining fifty percent (50%) of the costs and expenses.

4.8                               Limitations on Applicability.  Buyer’s rights with respect to Title Defects shall terminate as of the Defect Notification Deadline and shall have no further force and effect thereafter, provided there shall be no termination of Buyer’s or Seller’s rights under this ARTICLE 4 with respect to any Title Defect and or Title Benefit claim properly reported on or before the Defect Notification Deadline. Notwithstanding anything herein to the contrary, nothing in this Section 4.8 is intended to modify or limit Seller’s special warranty of title in the Conveyance, Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1.

ARTICLE 5
CONSENTS

5.1                               Consents to Assign.

5.1.1                     Pursuant to Section 9.3, Seller shall use reasonable and prompt efforts to obtain prior to Closing any consents from third parties required to consummate the transactions contemplated hereby with respect to the Properties (“Material Consents”).  All forms of request for required consents shall be based on the form of consent request attached hereto as Exhibit H.  Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of such rights in order to obtain the Material Consents. Buyer shall cooperate with Seller in seeking to obtain such Material Consents.

5.1.2                     In no event shall there be transferred at Closing any Property for which a Material Consent has not been satisfied, other than Material Consents and approvals of Governmental Authorities customarily obtained after Closing.

ARTICLE 6
ENVIRONMENTAL MATTERS

6.1                               Presence of Wastes, NORM, Hazardous Substances and Asbestos.  BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED TO EXPLORE FOR, DEVELOP AND PRODUCE HYDROCARBONS, AND THAT SPILLS OF WASTES, CRUDE OIL, PRODUCED WATER, HAZARDOUS SUBSTANCES AND OTHER MATERIALS MAY HAVE OCCURRED THEREON. ADDITIONALLY, THE PROPERTIES, INCLUDING PRODUCTION EQUIPMENT, MAY CONTAIN ASBESTOS, HAZARDOUS SUBSTANCES OR NORM. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND NORM-CONTAINING MATERIAL MAY HAVE BEEN BURIED OR OTHERWISE DISPOSED OF ON THE PROPERTIES. A HEALTH HAZARD MAY EXIST IN CONNECTION WITH THE PROPERTIES BY REASON THEREOF.  SPECIAL PROCEDURES MAY BE REQUIRED FOR REMEDIATION, REMOVING, TRANSPORTING AND DISPOSING OF ASBESTOS, NORM, HAZARDOUS SUBSTANCES AND OTHER MATERIALS FROM THE PROPERTY.

6.2                               Notice of Environmental Condition Defects. Subject to Section 9.8, Buyer will have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties operated by Seller or its Affiliates, and Seller shall use commercially reasonable efforts to obtain permission for Buyer to conduct an environmental assessment of those Properties that are not operated by Seller or its Affiliates. The environmental assessment shall not include any sampling, boring, operation of equipment, or other invasive activity without the prior written consent of Seller. Buyer will provide Seller with written notice (an “Environmental Condition Defect Notice”) on or before the Defect Notification Deadline of any Environmental Condition Defect that Buyer identifies in good faith.  Each Environmental Condition Defect Notice must include, in reasonable detail, to the extent applicable, a description of (a) the Property with respect to which the claimed Environmental Condition Defect(s) relates and the Allocated Value of such Property, (b) the nature of (and a description of) such claimed Environmental Condition Defect(s), and (c) Buyer’s calculation of the value of each claimed Remediation Value.  Upon Seller’s request, Buyer shall promptly provide Seller with such supporting documentation as is in Buyer’s possession with respect to the alleged Environmental Condition Defect.  Without limiting or modifying Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1 with respect to the same, Buyer shall be deemed to have waived all Environmental Condition Defects of which Seller has not been given notice pursuant to this Section 6.2 on or before the Defect Notice Deadline; provided, however, notwithstanding anything herein to the contrary, nothing in this Section 6.2 is intended to modify or limit Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1.

6.3                               Determination of Environmental Condition Defects and Remediation Values.  Within five (5) days after Seller’s receipt of an Environmental Condition Defect Notice, Seller shall notify Buyer as to whether Seller agrees with the Environmental Condition Defect claimed therein and/or the Remediation Value proposed to be required for remediation of such Environmental Condition Defect (provided that, if Seller does not provide such notice, it shall be deemed to have agreed with the foregoing).  If Seller provides timely notice that it does not agree with any such claimed Environmental Condition Defect and/or any such proposed Remediation Value, then the Parties will promptly enter into good faith negotiations and will attempt to agree on such matters. With respect to each Oil and Gas Property affected by Environmental Condition Defects reported under Section 6.2, such Oil and Gas Property shall be assigned at Closing subject to all uncured Environmental Condition Defects, and the Purchase Price shall be reduced by an amount determined pursuant to Section 6.5 (the “Remediation Value”).

6.3.1                     Without limiting or modifying Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1, (i) this  ARTICLE 6 shall, to the fullest extent permitted by applicable law, be the exclusive right and remedy of Buyer with respect to any Environmental Condition Defects, and (ii) Buyer releases, remises, and forever discharges Seller Group from any and all Claims which Buyer might now or subsequently may have, based on, relating to, or arising out of, any Environmental Condition Defect.

6.4                               Cure.

6.4.1                     Seller shall have the right, but not the obligation, at Seller’s sole cost, risk, and expense, to cure, on or before the Closing Date, any alleged Environmental Condition Defects of which Seller has been advised by Buyer pursuant to Section 6.2 if Seller provides written notice to Buyer of its intent to cure such alleged Environmental Condition Defects on or before the Closing Date.  The election by Seller to cure one or more alleged Environmental Condition Defects shall not affect the Remediation Values used to determine the Preliminary Purchase Price pursuant to Section 14.1 or the rights and obligations of the Parties under Section 6.6 with respect to dispute resolution.  Seller’s election to cure an alleged Environmental Condition Defect shall not constitute a waiver of any of the rights of Seller pursuant to this ARTICLE 6, including Seller’s right to dispute the existence, nature, or value of such Environmental Condition Defect.

6.4.2                     Subject to the determination by the Environmental Arbitrator of the existence or Environmental Condition Defect Amount with respect to an Environmental Condition Defect which Seller has elected to cure, to the extent any such Environmental Condition Defect is not cured on or prior to the Closing Date, the adjustment required under Section 6.3 shall be made pursuant to ARTICLE 14.

6.4.3                     Any dispute relating to whether and to what extent an Environmental Condition Defect has been cured shall be resolved as set forth in Section 6.6, except that any such matter shall be submitted to the Environmental Arbitrator on or before ten (10) Business Days after the date described in Section 6.3; provided, however, that any prior or concurrent determination by an Environmental Arbitrator with respect to Environmental Condition Defects (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute) which Seller has elected to cure pursuant to this Section 6.4.3 shall be binding on the Parties with respect to such Environmental Condition Defect (or factual or legal matters relating thereto, even if determined in connection with the resolution of an otherwise unrelated dispute).

6.5                               Remediation Values.  The Remediation Value resulting from an Environmental Condition Defect shall be determined as follows:

6.5.1                     if Buyer and Seller agree on the Remediation Value, that amount shall be the Remediation Value;

6.5.2                     the Remediation Value shall include, but shall not exceed, the reasonably estimated costs and expenses necessary to correct, monitor, remediate and/or remove an Environmental Condition Defect in the most cost-effective manner reasonably available to the extent required by applicable Environmental Laws;

6.5.3                     the Remediation Value with respect to an Environmental Condition Defect shall be determined without duplication of any costs or losses included in another Remediation Value or adjustment to the Purchase Price hereunder; and

6.5.4                     notwithstanding anything to the contrary in this ARTICLE 6:

(i)                                     an individual claim for an Environmental Condition Defect shall only generate an adjustment to the Purchase Price if the Remediation Value with respect thereto exceeds Fifty Thousand Dollars ($50,000); and

(ii)                                  there shall be no adjustment to the Purchase Price for Environmental Condition Defects unless and until the aggregate of all Remediation Values which would generate an adjustment to the Purchase Price pursuant to Section 6.5.4(i) exceeds two percent (2%) of the Purchase Price, and then only to the extent that such aggregate amount exceeds two percent (2%) of the Purchase Price.

6.6                               Dispute Resolution.

6.6.1                     Seller and Buyer shall attempt to agree upon all Remediation Values on or before the Closing Date.  If Seller and Buyer are unable to agree by that date, then Seller’s reasonable estimate shall be used to determine the Preliminary Purchase Price pursuant to Section 14.1, and the Remediation Values in dispute shall be exclusively and finally resolved by arbitration pursuant to Section 6.6.2.

6.6.2                     With respect to Remediation Values, on or before a date that is ten (10) Business Days following the Closing Date, a reputable environmental consultant or engineer with at least ten (10) years’ experience in corrective environmental action regarding oil and gas properties in the state of California shall be selected by mutual agreement of Buyer and Seller (the “Environmental Arbitrator”).  If Buyer and Seller have not agreed upon a Person to serve as Environmental Arbitrator during such ten (10) Business Day period, Buyer shall, within ten (10) Business Days after the end of such initial ten (10) Business Day Period, formally apply to the Los Angeles, California office of the AAA to choose the Environmental Arbitrator.  The Environmental Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.   Either Buyer or Seller may submit the disputed Remediation Values to the Environmental Arbitrator within a reasonable period of time after the Title Arbitrator has been selected in accordance with the foregoing.

6.6.3                     Such arbitration proceeding shall be held in Los Angeles, California and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 6.6.  The Environmental Arbitrator’s determination, as applicable, shall be made within forty-five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making its determinations, the Environmental Arbitrator shall be bound by the provisions of this ARTICLE 6 and may consider such other matters as, in the opinion of the Environmental Arbitrator, are necessary or helpful to make a proper determination.  The Environmental Arbitrator may consult with and engage disinterested third party to advise the arbitrator, including petroleum engineers.  The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Remediation Values submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs of presenting their respective cases.  Buyer shall bear fifty percent (50%) of the costs and expenses of the Environmental Arbitrator and AAA, and Seller shall be responsible for the remaining fifty percent (50%) of the costs and expenses.

6.7                               Limitations on Applicability.  Buyer’s rights with respect to Environmental Condition Defects shall terminate as of the Defect Notification Deadline and shall have no further force and effect thereafter, provided there shall be no termination of Buyer’s or Seller’s rights under this ARTICLE 6 with respect to any Environmental Condition Defect claim properly reported on or before the Defect Notification Deadline. Notwithstanding anything herein to the contrary, nothing herein shall limit or modify Seller’s representations and warranties in ARTICLE 7 or Seller’s indemnity and hold harmless obligations under Section 16.1.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to Section 7.22, Seller represents and warrants to Buyer that each of the statements made in Sections 7.1 through 7.21 are true and correct on the date hereof and will be true and correct as of the Closing Date.

7.1                               Organization; Authority; Enforceability.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Seller is in good standing and duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes (and the Operative Documents to which it is a party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Seller, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.

7.2                               No Conflict.  Seller’s execution and delivery of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it will not (a) conflict with or result in a violation of or a default under (with or without notice or lapse of time or both) (i) any provisions of the certificate of incorporation or bylaws of Seller; (ii) any provision of any Laws applicable to Seller (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); (iii) any Debt Instrument to which Seller is a party or by which Seller is bound; (iv) any order, judgment or decree of any Governmental Authority; or (b) create any lien or encumbrance upon one or more of the Properties other than a Permitted Encumbrance.

7.3                               Consents and Preferential Rights.  There are no preferential rights to purchase, options to purchase or confidentiality agreements affecting the Properties.  Except as provided on Schedule 7.3, there are no areas of mutual interest agreements or consents to assign affecting the Properties. All consents to assign affecting the Properties and held by third parties have been secured by Seller, or will have been secured prior to Closing, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.

7.4                               Compliance with Laws.  Except with respect to Environmental Laws and Taxes (the latter of which is addressed exclusively in Sections 7.16 and 7.17), neither Seller nor any of its Affiliates has violated, and Seller and such Affiliates are in compliance with, all applicable Laws with respect to the ownership and operation of the Properties, except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense or loss in excess of One Hundred Thousand Dollars ($100,000). Seller has not received any written notice of a violation of or default by it or its Affiliates with respect to any Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to such Properties.

7.5                               Compliance with Environmental Laws.  To the knowledge of Seller, neither Seller nor any of its Affiliates has violated, and Seller and such Affiliates are in compliance with, all applicable Environmental Laws with respect to the ownership and operation of the Properties, except where such violation or noncompliance could not reasonably be expected to result in a liability, cost, expense or loss in excess of One Hundred Thousand Dollars ($100,000). Seller has not received any written notice of a violation of or default by it or its Affiliates with respect to any Environmental Law or any decision, ruling, order or award of any Governmental Authority or arbitrator applicable to such Properties.

7.6                               Litigation and Claims.  There is no suit, action, demand, proceeding, lawsuit or other litigation pending or, to Seller’s knowledge, threatened against Seller with respect to the Properties.  There are no third party Claims, disputes pending or, to Seller’s knowledge, threatened against Seller in writing before any Governmental Authority or arbitrator that would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or the performance of its obligations hereunder.

7.7                               Governmental Permits.  Seller has obtained and is in compliance with all Permits, bonds, letters of credit, guarantees and other evidences of financial responsibility required to own or use and operate the Properties; all such Permits are in full force and effect; and no violations exist under such Permits.  No proceeding is pending or, to Seller’s knowledge, threatened relating to the challenging, revocation or limitation of any such Permits.

7.8                               Contracts.  Schedule 7.8 sets forth each Material Contract. The Material Contracts do not include any non-competition restrictions or other similar restrictions on doing business.  Except as disclosed on Schedule 7.3, the Material Contracts do not include any area of mutual interests obligations. Except as disclosed in Schedule 7.8 and except as could not, individually or in the aggregate, reasonably be expected to result in a liability, cost, expense or loss in excess of One Hundred Thousand Dollars ($100,000), Seller is not in breach or default under any Material Contract. Except as disclosed in Schedule 7.8 and except as could not, individually or in the aggregate, reasonably be expected to result in a liability, cost, expense or loss in excess of Five Hundred Thousand Dollars ($500,000), to Seller’s knowledge, no other party is in breach or default under any Material Contract. To Seller’s knowledge, each of the Material Contracts are in full force and effect and have not been modified or amended in any material respect, except as could not, individually or in the aggregate, reasonably be expected to result in a liability, cost, expense or loss in excess of One Hundred Thousand Dollars ($100,000).  Prior to the execution of this Agreement, Seller furnished to Buyer true and complete copies of each Material Contract.

7.9                               Title to Certain Properties.

7.9.1                     With respect to the Properties, any right, title and interest of Seller in and to such Properties is free and clear of all claims, liens, security interests or other encumbrances created by, through or under Seller or its Affiliates, but not otherwise, subject to Permitted Encumbrances.

7.9.2                     As of Closing, Seller owns good and merchantable title to the Line Fill free and clear of all claims, liens, security interests or other encumbrances.

7.10                        No Encumbrances.  Other than the Permitted Encumbrances, except as set forth on Schedule 7.10, there are no liens, mortgages, security interests, deeds of trust, production payments, reversionary interests or other encumbrances burdening the Properties securing any Debt Instrument of Seller or any of its Affiliate.

7.11                        Take-or-Pay, Calls on Production or Bonus Payments. Seller is not obligated, under a take-or-pay or similar arrangement or (as of the date hereof) by virtue of an election to non-consent or not participate in a past or current operation on a Property pursuant to the applicable operating agreement (other than royalties, overriding royalties, similar arrangements established in the Leases or reflected on Exhibit A or Exhibit B), to produce Hydrocarbons, or allow Hydrocarbons to be produced, without receiving full payment at the time of delivery in an amount that corresponds to the Net Revenue Interest in the Hydrocarbons attributable to a Property on Exhibit B. No third party has any calls on production, options to purchase production, or other similar rights with respect to the Properties, other than calls on production that may be terminated without penalty on ninety days or less notice without the payment of a fee or other consideration.

7.12                        Sufficient Rights to Operate.  (i) the Properties include all of the assets (real, personal (tangible and intangible) or other) employed by Seller in its current ownership and operation of the Properties (“Employed Assets”); (ii) the Employed Assets are, taken as a whole, sufficient for the ownership and the operation of such Properties immediately following the Closing in substantially the same manner as on the date of this Agreement; and (iii) the Employed Assets are in a state of repair adequate for normal operations in accordance with standard industry practice in the areas in which they are operated.  The Properties include all the Surface Interests and other surface rights necessary for oil and gas operations as conducted by Seller with respect to the Properties in the twelve (12) month period preceding the execution of this Agreement. Notwithstanding the foregoing, no title defect or other deficiency in title to any Oil and Gas Property shall constitute a breach of this Section 7.12 (the special warranty of title in the Conveyance and Buyer’s rights and remedies under ARTICLE 4 and Section 16.1 being the sole and exclusive rights and remedies with respect thereto).

7.13                        Payment of Royalties; Suspense Funds.  All delay rentals, royalties, shut-in royalties, overriding royalties, compensatory royalties and other payments due with respect to the Properties (other than royalties held in suspense and in good faith by Seller), which are payable by Seller have been properly and correctly paid, and to Seller’s knowledge, if payable by third parties, have been properly and correctly paid. The amount of suspended funds held by Seller and owed to third parties for royalties with respect to the Properties is not greater than One Hundred Thousand Dollars ($100,000).

7.14                        Imbalances.  Schedule 7.14 sets forth all Imbalances existing as of the date or dates reflected thereon.

7.15                        Current Commitments.  Schedule 7.15 contains a true and complete list of all authorizations for expenditures for all drilling operations applicable to the Properties in excess of one hundred thousand Dollars ($100,000) or for capital expenditures to such Properties in excess of one hundred thousand Dollars ($100,000) that, as of the date hereof, have been proposed by any Person to Seller or its Affiliates after the Effective Time or have not been completed on or prior to the Effective Time.

7.16                        Taxes.  All Property Taxes and Severance Taxes that are due have been timely paid or are being contested in good faith. Seller has timely filed or caused to be timely filed all material Tax returns, reports, statements and similar filings required by applicable Law with respect to the Properties.  There are no extensions or waivers of any statute of limitations with respect to such Taxes or Tax liens burdening the Properties except for Permitted Encumbrances.  Except as provided in Schedule 7.16, none of the Properties are subject to tax partnership reporting requirements under applicable provisions of the Code.

7.17                        Status of Seller.  Seller is not a “foreign person” within the meaning of Code Section 1445.

7.18                        Finder’s Fees.  Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees with respect to this transaction for which Buyer will have any responsibility whatsoever.

7.19                        Employees. There is no collective bargaining agreement or agreement with any union, or similar body that is binding on Seller involving employees who are employed with respect to the ownership and operation of the Properties and, to Seller’s knowledge, there is no union organizing effort underway, pending or threatened, involving the employees of Seller who are employed with respect to the ownership and operation of the Properties.  To Seller’s knowledge, there are no strikes, slowdowns or work stoppages pending between Seller and any of its employees who are employed with respect to the ownership and operation of the Properties. To Seller’s knowledge, there are no material unfair labor practices charges, complaints or claims pending between Seller and any employee of Seller who is employed with respect to the ownership and operation of the Properties.

7.20                        WARN Act. During the last two years, Seller has not effectuated (1) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (2) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller, except, in either case, in material compliance with the requirements of the WARN Act.

7.21                        Employee Benefits.  Seller does not currently, nor has it in the past six years, maintained, sponsored, contributed to or been required to contribute to (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan subject to Title IV of ERISA, or (3) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, nor does it reasonably expect to incur any liability as to any such plan.

7.22                        Limitations.

7.22.1              Except as and to the extent expressly set forth in this ARTICLE 7 or the Conveyance, (i) Seller makes no representations or warranties, express or implied, and (ii) Seller expressly disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Buyer or any of its Affiliates, employees, agents, consultants, or representatives (including any opinion, information, projection, or advice that may have been provided to Buyer by any officer, director, employee, agent, consultant, representative, or advisor of Seller or any of its or their Affiliates).

7.22.2              Except as expressly represented otherwise in this ARTICLE 7 or in the Conveyance, and subject to Seller’s indemnification obligations in Section 16.1, Seller makes no, and hereby expressly disclaims, any representation or warranty, express, implied, or statutory as to (i) title to any of the Properties, (ii) the contents, character, or nature of any descriptive memorandum, or any report of any petroleum engineering consultant of seller, or any geological or seismic data or interpretation, relating to the Properties, (iii) the quantity, quality, or recoverability of petroleum substances in or from the Properties, (iv) the existence of any prospect, recompletion, infill, or step-out drilling opportunities, (v) any estimates of the value of the Properties or future revenues generated by the Properties, (vi) the production of petroleum substances from the Properties, or whether production has been continuous, or in paying quantities, or any production or decline rates, (vii) the maintenance, repair, condition, quality, suitability, design or marketability of the Properties, (viii) infringement of any intellectual property right, (ix) any other materials or information that may have been made available or communicated to buyer or its affiliates, or its or their employees, agents, consultants, representatives, or advisors in connection with the transactions contemplated by this agreement or any discussion or presentation relating thereto, and (x) compliance with any Environmental Law, and further disclaims any representation or warranty, express, implied, or statutory, of merchantability, fitness for a particular purpose, or conformity to models or samples of materials of any equipment, it being expressly understood and agreed by the parties that the Properties are being transferred “as is, where is,” with all faults and defects, and that Buyer has made or caused to be made such inspections as Buyer deems appropriate to enter into this agreement.

7.22.3              Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the individuals identified on Schedule 7.22 after a reasonable inquiry of the relevant employees, files, and records of, or maintained by Seller, but without any duty of investigation of the employees, files, and records of any third party, including the operator of the applicable Oil and Gas Properties.

7.22.4              Schedules may include matters not required by the terms of the Agreement to be listed on the Schedule, which additional matters are disclosed for purposes of information only, and inclusion of any such matter does not mean that all such matters are included.

7.22.5              In the event that a schedule or exhibit to this Agreement is amended or supplemented prior to Closing, any reference to such schedule or exhibit in this Agreement shall be deemed to be a reference to such schedule or exhibit as so amended or supplemented to the extent (i) Buyer does not object to such amendment or supplement prior to Closing or (ii) such amendment or supplement is made pursuant to a written agreement of the Parties.

ARTICLE 8
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each of the statements made in this ARTICLE 8 is true and correct on the date hereof and will be true and correct as of the Closing Date.

8.1                               Organization; Authority; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.   Buyer is in good standing and  duly qualified to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification or registration necessary.  Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the Operative Documents to which it is a party, to consummate the transactions contemplated by this Agreement and the Operative Documents to which it is a party and to perform all of its obligations under this Agreement and the Operative Documents to which it is a party.  The execution, delivery, and performance of this Agreement and the Operative Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes (and the Operative Documents to which it is a party, when executed and delivered at Closing, will constitute) a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its and their respective terms, except as limited by bankruptcy or other similar Laws applicable generally to creditors’ rights and as limited by general equitable principles.

8.2                               No Conflicts.  Buyer’s execution, delivery and performance of this Agreement and the Operative Documents to which it is a party and the consummation of the transactions contemplated by this Agreement or such Operative Documents by it will not conflict with or result in a violation of or a default under (with or without notice or lapse of time or both) (i) any provisions of the certificate of formation, limited liability company agreement, or other governing instruments of Buyer; (ii) any provision of any Laws applicable to Buyer, (except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer); (iii) result in a default (with due notice or lapse of time or both) or give rise to any right of termination, cancellation, or acceleration under any material agreement of Buyer, or any Debt Instrument to which Buyer is a party or by which Buyer is bound; or (iv) any order, judgment or decree of any Governmental Authority.

8.3                               Finder’s Fees.  Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect to this transaction for which Seller will have any responsibility whatsoever.

8.4                               Litigation and Claims.  There is no suit, action, demand, proceeding, lawsuit or other litigation pending or, to Buyer’s knowledge, threatened against Buyer before any Governmental Authority or arbitrator that are reasonably likely to impair or delay materially Buyer’s ability to perform its obligations under this Agreement.

8.5                               Consents, Approvals or Waivers.  The execution, delivery, and performance of this Agreement by Buyer will not be subject to any consent, approval, or waiver from any Governmental Authority or other third party.

8.6                               Financing.  Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to pay the Preliminary Purchase Price to Seller at the Closing.

8.7                               Independent Investigation.  Buyer is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business.  Buyer acknowledges and affirms that (a) it has completed such independent investigation, verification, analysis, and evaluation of the Properties and has made all such reviews and inspections of the Properties as it has deemed necessary or appropriate to enter into this Agreement, and (b) prior to Closing, it will have completed its independent investigation, verification, analysis, and evaluation of the Properties and made all such reviews and inspections of the Properties as it deems necessary or appropriate to consummate the transactions contemplated hereby.

ARTICLE 9
COVENANTS OF THE PARTIES

9.1                               Access.  Subject to the limitations expressly set forth in this Agreement, Seller will give Buyer and its authorized representatives reasonable access, at Buyer’s sole risk and expense, from the date hereof until the Closing Date during normal business hours, to the Properties and Records, but only to the extent that Seller may do so without (a) violating applicable Laws, or (b) violating any obligations to any third party, and only to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller.  Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Seller.  All information obtained by Buyer and its representatives under this Section 9.1 shall be subject to the terms of any applicable privacy laws regarding personal information.

9.2                               Conduct of Business Pending Closing.  From the date hereof to the Closing Date, except as provided herein, or as required by any obligation, agreement, Lease, contract or instrument referred to on any Exhibit or Schedule or as otherwise consented to in writing by Buyer, Seller will

9.2.1                     not act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice (including paying or causing to be paid all associated costs and expenses, and meant to preserve intact the business and Properties and associated goodwill);

9.2.2                     not dispose of or relinquish any of the Properties, except for (i) sales and dispositions of Hydrocarbons made in the ordinary course of business, or (ii) other sales and dispositions individually not exceeding One Hundred Thousand Dollars ($100,000);

9.2.3                     not incur individual expenditures in excess of one hundred thousand Dollars ($100,000) with respect to the Properties for which Buyer would be responsible after Closing, other than transactions in the normal, usual and customary manner, consistent with past practices employed by Seller with respect to the Properties (counting expenditures and liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single expenditure or liability);

9.2.4                     pay all Taxes and assessments with respect to the Properties that become due and payable prior to the Closing Date, other than any such Taxes Seller contests in good faith by appropriate proceedings;

9.2.5                     maintain all insurance with respect to the Properties currently in force with the same coverages and limits as are in effect at the date hereof;

9.2.6                     maintain substantially the same volume, composition and quality of the Line Fill as it exists as of the date hereof;

9.2.7                     use commercially reasonable efforts to maintain any Surface Interests;

9.2.8                     not waive, compromise or settle, or violate, breach or default under, any material right or Claim with respect to any of the Properties;

9.2.9                     not make or enter into an agreement to make, terminate or amend an agreement for capital expenditures or workover expenditures with respect to the Properties individually in excess of one hundred thousand Dollars ($100,000) (net to Seller’s interest);

9.2.10              not grant any encumbrances or take any other actions that could reasonably be expected to result in the creation of encumbrances with respect to any of the Properties that would impose any Liability after Closing, other than Permitted Encumbrances;

9.2.11              not take, nor permit any of its Affiliates (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of Seller or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing confidential information with respect to the Properties or permitting access to the Properties or books and records of Seller) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Properties by any Person other than Buyer or its Affiliates; provided, if Seller or such Affiliates (or other Persons acting for or on its behalf) receives from any Person any offer, inquiry or other informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this provision and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and deliver a copy to Buyer; and

9.2.12              comply in all material respects with all Laws that are applicable to the Properties.

Buyer’s approval of any action restricted by this Section 9.2 shall not be unreasonably withheld or delayed and shall be considered granted in full within seven (7) Business Days of Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period.  Notwithstanding the foregoing provisions of this Section 9.2, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.  The acts or omissions of third parties (including the applicable operators of the Properties) who are not Affiliates of Seller shall not constitute a violation of the provisions of this Section 9.2, nor shall any action required by a vote of working interest owners constitute a violation of the provisions of this Section 9.2 so long as Seller and its Affiliates have voted their respective interests in a manner consistent with the provisions of this Section 9.2.

9.3                               Consents and Approvals.  Seller will take all commercially reasonable steps necessary or desirable to promptly obtain all consents, approvals or actions of, to make all filings with and to give all notices to Governmental Authorities or any other Person required of Seller to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, Seller shall not be required to make any payments or undertake any obligations for the benefit of the holders of any consent right in order to obtain the required consents and waivers.  Buyer shall use commercially reasonable efforts to cooperate with Seller in seeking to obtain such consents, approvals, permissions, and waivers.

9.4                               Confidentiality.  The Parties will remain subject to the Confidentiality Agreement until Closing, at which time the Confidentiality Agreement will terminate.  On and after Closing, Seller will maintain as confidential, for the benefit of Buyer, all confidential information related to the Properties, subject to the following exceptions:

9.4.1                     information that becomes available to the public other than through the act or omission of Seller or its Affiliates or any of its or their representatives shall not be subject to this Section 9.4; and

9.4.2                     Seller shall be entitled to disclose any information subject to this Section 9.4 that is required to be disclosed under applicable Law or stock exchange regulations so long as Seller only discloses information that is required to be disclosed and Seller uses its commercially reasonable efforts to ensure further confidential treatment of the information so disclosed. In any event, Seller shall use commercially reasonable efforts to not identify by name the Buyer or any of its Affiliates in any such disclosure, except to the extent required by applicable Laws.

9.5                               Casualty Loss.

9.5.1                     From the date of this Agreement until Closing, Seller will promptly notify Buyer of each instance of Casualty Loss to the Properties, or any part thereof.

9.5.2                     If, after the date hereof and prior to the Closing any portion of the Properties are substantially damaged or destroyed by fire, explosion, flood, hurricane, tornado, earthquake, acts of God or other casualty (but excluding depreciation or equipment through ordinary wear and tear), or if any substantial portion of the Properties are taken by condemnation or the exercise of eminent domain (in either case, a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close subject to the requirements of Section 11.6.

9.5.3                     In the event that the amount of the costs and expenses associated with repairing or restoring the Properties affected by such Casualty Loss exceeds two percent (2%) of the Purchase Price, Seller shall have the right, but not the obligation, to cure such Casualty Loss that consists of property damage by repairing the affected Property no later than the Closing Date.  If any uncured Casualty Loss exists at the Closing,  Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the Reduction in Value of the Properties because of such Casualty Loss.  For this purpose “Reduction in Value” is based on the principle that Seller should generally bear the costs of repairing the Properties to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs as is equitable given the benefit to Buyer of such newer or upgraded equipment or facilities.  Buyer shall be entitled to receive any applicable insurance proceeds or condemnation awards in respect of any Properties affected by a Casualty Loss and the amount thereof shall reduce the amount of the Reduction in Value.

9.5.4                     If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall proceed to Closing with the Purchase Price being decreased by the arithmetic average of the good faith estimates of the reduction in value associated with such Casualty Loss by both Buyer and Seller; provided, however, such dispute(s), and only such dispute(s), shall be exclusively and finally resolved in accordance with the following provisions of this Section 9.5.

9.6                               Casualty Loss Dispute.

9.6.1                     Not later than thirty (30) Business Days after Closing, either Party may initiate a non-administered arbitration of any such dispute(s) by written notice to the other Party of any disputed Casualty Loss not otherwise resolved or waived that are to be resolved by arbitration.

9.6.2                     With respect to disputed Casualty Losses, on or before a date that is ten (10) Business Days following the Closing Date, a person having at least ten (10) years’ experience assessing the casualty losses of oil and gas properties in California shall be selected by mutual agreement of Buyer and Seller (the “Casualty Loss Arbitrator”).  If Buyer and Seller have not agreed upon a Person to serve as Casualty Loss Arbitrator during such ten (10) Business Day period, then either Party may, within five (5) Business Days after the end of such initial ten (10) Business Day Period, formally apply to the Los Angeles, California office of the American Arbitration Association (the “AAA”) to choose the Casualty Loss Arbitrator.  The Casualty Loss Arbitrator shall not have worked as an employee or outside counsel for any Party or its Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute.  Either Buyer or Seller may submit the disputed Casualty Losses within a reasonable period of time after the Casualty Loss Arbitrator has been selected in accordance with the foregoing.

9.6.3                     In each case above, the arbitration proceeding shall be held in Los Angeles, California and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Agreement.  The Casualty Loss Arbitrator’s determination shall be made within forty five (45) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  In making its determinations, the Casualty Loss Arbitrator shall be bound by the provisions of this Agreement and may consider such other matters as, in the opinion of the Casualty Loss Arbitrator, are necessary or helpful to make a proper determination.  The Casualty Loss Arbitrator may consult with and engage disinterested third parties to advise the arbitrator.  The Casualty Loss Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Casualty Losses submitted by any Party and may not award damages, interest, or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs of presenting their respective cases.  Buyer shall bear fifty percent (50%) of the costs and expenses of the Casualty Loss Arbitrator and the AAA, and Seller shall be responsible for the remaining fifty percent (50%) of the costs and expenses.

9.7                               Employees.

9.7.1                     Seller and its Affiliates shall reasonably cooperate with Buyer or Buyer’s Affiliate in permitting Buyer or Buyer’s Affiliate to interview, on a voluntary basis, each eligible employee identified in Schedule 9.7), so as to make selection decisions and communicate to such employees any information concerning employment offers and employment with Buyer or Buyer’s Affiliate.  Within forty-five (45) days after the date of this Agreement, Buyer or Buyer’s Affiliate shall deliver written offers of employment, contingent upon the occurrence of Closing, to those individuals it wishes to retain at Buyer’s or Buyer’s Affiliate’s sole discretion (the “Offer Letters”), which, if accepted, shall provide that such employee shall be hired by Buyer effective as of the Closing Date.  Each individual who accepts Buyer or Buyer’s Affiliate’s offer of employment and who satisfies the conditions of such offer of employment shall become an employee of Buyer or Buyer’s Affiliate effective  upon the Closing Date (the “Employment Commencement Date”) and shall be referred to herein as a “Transferred Employee”).  Buyer or Buyer’s Affiliate shall provide to the Transferred Employees employee benefits under plans or policies established or maintained by Buyer or Buyer’s Affiliate (“Buyer or Buyer’s Affiliate Benefit Plans”) to the same extent that Buyer or Buyer’s Affiliate provides benefits to their similarly situated employees in accordance with Buyer or Buyer’s Affiliate Benefit Plans.  Buyer, for itself and for Buyer’s Affiliate, represents that in addition to its normal eligibility requirements for retiree medical coverage, eligibility of a Transferred Employee for such coverage shall require at least five (5) years of actual service with Buyer and/or Buyer’s Affiliate from and after the Employment Commencement Date.

9.7.2                     Seller shall retain all liabilities with respect to Seller’s or its Affiliate’s current or former employees attributable to the period ending prior to the Closing, including (i) any liabilities that arise as a result of the transactions contemplated hereby (including the termination of employment of any Seller employee), (ii) any obligations under any Seller benefit plan prior to the Closing, (iii) any responsibilities under the Employee Retirement Income Security Act of 1974, as amended, (iv) any liabilities arising out of any obligations under the WARN Act arising as a consequence of the transactions contemplated by this Agreement, and (v) any compensation owed or payable to Seller’s or its Affiliate’s current or former employees, prior to the Closing.

9.7.3                     No provision of this Agreement shall create any third party beneficiary rights in any Transferred Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferred Employee by Buyer or Buyer’s Affiliate or under any benefit plan which Buyer or Buyer’s Affiliate may maintain.

9.8                               Indemnity Regarding Access.  Buyer’s access to the Properties and its (and its Affiliates and representatives) examinations and inspections, whether under

Section 9.1 or otherwise, shall be at Buyer’s sole risk, cost, and expense, and Buyer waives and releases all claims against Seller Group arising in any way therefrom, or in any way connected therewith. Buyer agrees to indemnify, defend, and hold harmless Seller Group from and against any and all Claims), including Claims attributable to personal injury, death, or property damage, arising out of, or relating to, access to the Properties prior to the Closing by Buyer, its Affiliates, or its or their respective directors, officers, employees, agents, or representatives, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any indemnified person hereunder.  Buyer recognizes and agrees that all materials, documents, samples, reports, and other information of any type and nature made available to it, its affiliates or representatives, in connection with the transaction contemplated hereby, whether made available pursuant to ARTICLE 9 or otherwise, are made available to it as an accommodation, and without representation or warranty of any kind, whether express, implied, or statutory, as to the accuracy and completeness of such materials, documents, samples, reports, and other information. Notwithstanding anything to the contrary herein, Buyer shall have no liability to Seller Group with respect to any pre-existing Environmental Defect identified by or on behalf of Purchaser as a result of Purchaser’s environmental review conducted pursuant to ARTICLE 6.

9.9                               Governmental Reviews.

9.9.1                     On or before the Closing Date, Buyer shall, at its sole cost and expense, have posted, obtained or otherwise maintain the bonds, letters of credit, and guarantees, and provided such evidence of financial responsibility (that are not otherwise to be transferred at Closing from Seller to Buyer) to the extent such items are set forth on Schedule 9.9.

9.9.2                     Promptly after Closing, Buyer (with the assistance of Seller, subject to Section 18.8) shall, at its sole cost and expense, make all filings with any applicable Governmental Authority, as may be required to properly assign and transfer the Properties from Seller to Buyer.

9.10                        Operatorship.  Seller shall use commercially reasonable efforts, when necessary in Buyer’s opinion, to send letters to the appropriate parties recommending Buyer (or an Affiliate of Buyer if requested by Buyer) as the successor operator to Seller with respect to all Properties currently operated by Seller, which letters shall be in form and substance reasonably satisfactory to Buyer.

9.11                        Public Announcements.  The Parties agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the Party desiring to make such public announcement or statement will obtain approval of the other Party to the text of a public announcement or statement to be made solely by Seller, on the one hand, or Buyer, on the other, as the case may be, which approval will not be unreasonably withheld or delayed; provided, however, if Seller, on the one hand, or Buyer, on the other are required by Law or the rules of a national securities exchange to make such public announcement or statement, then the same may be made without the approval of (but having consulted with) the other Party.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

10.1                        Representations and Warranties.  The representations and warranties by Buyer set forth in ARTICLE 8 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except for (a) representations and warranties qualified by materiality, which shall be true and correct in all respects, and (b) representations and warranties that refer to a specified date, which need only be true and correct as of such specified date).

10.2                        Covenants.  Buyer has performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by it at or prior to the Closing Date.

10.3                        No Litigation or Orders.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement or granting substantial damages in connection therewith, and no suit, action, or other proceeding (excluding any such matter initiated by Seller or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover damages from Seller or any Affiliate of Seller resulting therefrom. There shall be no orders (including temporary restraining orders), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

10.4                        Adjustments to Purchase Price.  The net sum of all downward adjustments to the Purchase Price made or reasonably alleged pursuant to Sections 3.3.4 and Section 9.5.3, shall be less than or equal to ten percent (10%) of the Purchase Price in the aggregate.

ARTICLE 11
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

11.1                        Representations and Warranties.  The representations and warranties of Seller set forth in ARTICLE 7 shall be true and correct on and as of the Closing as though made on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct as of such specified date), except for such breaches, when aggregated, as would not have a Material Adverse Effect.

11.2                        Covenants.  Seller shall have performed and complied with in all material respects all covenants and agreements required to be performed and satisfied by it on or prior to the Closing Date.

11.3                        No Litigation, Orders or Laws.  There shall be no legal action or proceeding instituted by a Governmental Authority having appropriate jurisdiction or any other Person seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated under the terms of this Agreement or granting substantial damages in connection therewith, and no suit, action, or other proceeding (excluding any such matter initiated by Buyer or its Affiliates) shall be pending or threatened in writing before any Governmental Authority or body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover damages from Buyer or any Affiliate of Buyer resulting therefrom. There shall be no orders (including temporary restraining orders), decree or judgment of any Governmental Authority having appropriate jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated herein.

11.4                        Release of Liens.  All liens, mortgages, security interests, deeds of trust, production payments or other encumbrances burdening the Properties securing Debt Instruments of Seller or any of its Affiliates are released at or before Closing, and Seller shall have provided evidence of such release to Buyer at or before Closing.

11.5                        Consents and Approvals.  Consents required from the California State Lands Commission and all other Material Consents have been secured by Seller, except for consents and approvals of Governmental Authorities customarily obtained subsequent to transfer.

11.6                        Adjustments to Purchase Price.  The net sum of all downward adjustments to the Purchase Price made or reasonably alleged pursuant to Sections 3.3.4 and Section 9.5.3, shall be less than or equal to ten percent (10%) of the Purchase Price in the aggregate.

ARTICLE 12
CLOSING

12.1                        The Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall, unless otherwise agreed to in writing by Buyer and Seller, be held at 10:00 a.m. (Los Angeles time) at Buyer’s offices at 10889 Wilshire Boulevard, Los Angeles, CA 90024 on October 15, 2014 or such other day as may be mutually agreed by the Parties.  The date on which the Closing occurs is referred to herein as the “Closing Date”.

12.2                        Closing Deliveries.  At Closing the following events will occur, each event under the control of one Party being a condition precedent to the events under the control of the other Party, and the Parties will treat each event as if it occurred simultaneously with the other events:

12.2.1              Seller will execute, notarize  and deliver to Buyer, and Buyer will execute, notarize and receive, one or more instruments of assignment, in substantially the form of the Conveyance, Assignment and Bill of Sale set forth as Exhibit E (the “Conveyance”);

12.2.2              Buyer will deliver via wire transfer to an account specified by Seller, in immediately available funds, the Preliminary Purchase Price;

12.2.3              Seller will execute and deliver to Buyer any applicable governmental transfer form required by the Governmental Authority with jurisdiction over the Properties and the administrative change of operator of such Properties from Seller or its Affiliate to such Buyer or its Affiliate;

12.2.4              Seller will execute and deliver a non-foreign tax affidavit in substantially the form set forth in Exhibit F;

12.2.5              Seller will execute and deliver California Form 593-C, California Real Estate Withholding Certificate, certifying an exemption from withholding in substantially the form set forth in Exhibit G;

12.2.6              Buyer will deliver to Seller a certificate, dated as of the Closing Date, and executed by an officer of Buyer that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled in substantially the form set forth in Exhibit I;

12.2.7              Seller will deliver to Buyer a certificate, dated as of the Closing Date, and executed by an officer of Seller that the conditions set forth in Sections 11.1 and 11.2 have been fulfilled in substantially the form set forth in Exhibit J;

12.2.8              Seller will deliver to Buyer electronic copies of the accounting and royalty decks for the Properties;

12.2.9              Seller will execute and deliver to Buyer a letter addressed to Ventura County, California regarding CUP-12, CUP-294, CUP-477 and CUP-718 along with any other conditional use permits applicable to the Properties in form and substance reasonably satisfactory to the Buyer; and

12.2.10       Each Party will execute and deliver to the other Party any other instruments and agreements (including ratification or joinder instruments required to transfer Properties from Seller to Buyer) as are reasonably requested by the other Party and are reasonably necessary or appropriate to effectuate the terms of this Agreement.

ARTICLE 13
TERMINATION AND REMEDIES

13.1                        Termination.  This Agreement may be terminated prior to Closing as provided below:

13.1.1              The Parties may terminate this Agreement by mutual written consent at any time prior to the Closing Date.

13.1.2              Either Party may terminate this Agreement if Closing has not occurred on or before December 31, 2014; provided, however, that no Party may terminate this Agreement pursuant to this Section 13.1.2 if such Party’s willful or negligent failure to comply with its obligations under this Agreement caused the Closing not to occur on or before such date.

13.1.3              Either Party may terminate this Agreement, if consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any Governmental Authority enjoining, restraining, prohibiting or awarding substantial damages in connection with (a) Seller’s proposed sale of Properties to Buyer, or (b) consummation of the transactions contemplated by this Agreement.

13.2                        Effect of Termination.  If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force or effect (except for the provisions of this ARTICLE 13, Sections 7.18, 7.22, 8.3, 9.7, ARTICLE 18, and the Confidentiality Agreement, all of which shall continue in full force and effect).

ARTICLE 14
ACCOUNTING MATTERS

14.1                        Preliminary Settlement Statement.  Seller will prepare, in accordance with this Agreement, a settlement statement (“Preliminary Settlement Statement”), and deliver a copy to Buyer no later than close of business on October 3, 2014, setting forth each adjustment to the Purchase Price it anticipates to be appropriate as of the Closing Date necessary to determine the Preliminary Purchase Price and showing the calculation of such adjustments in accordance with ARTICLE 3.  Buyer will have until close of business on October 10, 2014 to review such statement and to provide written notice to Seller of Buyer’s objection to any item on the statement. Buyer’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s).  The Parties shall attempt to agree on the amount of the Preliminary Purchase Price to be paid at the Closing (the “Preliminary Purchase Price”).  If the Parties do not agree by that date, Seller’s good faith estimate shall be used to determine the Preliminary Purchase Price, except as provided in Section 4.7.1.  If Buyer does not provide written objection(s) within the period contemplated above, the Parties will treat the Preliminary Settlement Statement as correct for purposes of determining the Preliminary Purchase Price.

14.2                        Final Settlement Statement.

14.2.1              Determination of Final Purchase Price.  As soon as reasonably practicable after the Closing but no later than the later of (a) ninetieth (90th) day following the Closing Date and (b) a date that is five (5) Business days after the Title Arbitrator or Environmental Arbitrator, as applicable, finally resolve of all disputes with respect to Title Defects, Title Benefits and Environmental Condition Defects, Seller shall prepare, in accordance with this Agreement, a draft settlement statement (“Final Settlement Statement”), setting forth its determination of each adjustment to the Purchase Price necessary to determine the Final Purchase Price and showing the calculation of such adjustments in accordance with ARTICLE 3.  Buyer will have thirty (30) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer’s objection to any item on the statement. Buyer’s notice will clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the thirty (30) period, the Parties will treat the Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment. If Buyer provides written objection(s) within the thirty (30) period, the Parties will treat the Final Settlement Statement as correct with respect to the items not objected to, and Buyer and Seller will meet to negotiate and resolve the objections within fifteen (15) days of Buyer’s receipt of Seller’s objections.  If the Parties agree on all objections, the Parties will treat the adjusted Final Settlement Statement as correct and the Final Purchase Price will not be subject to further adjustment. Any items not agreed to at the end of the fifteen (15) day period shall be resolved by arbitration in accordance with Section 14.2.2. The Final Settlement Statement shall not include any adjustment for Liabilities that are subject to an indemnification Claim made pursuant to ARTICLE 16.

14.2.2              Arbitration.  If the Parties do not agree upon the Final Settlement Statement, the Parties will promptly submit the dispute to a nationally-recognized public accounting firm or consulting firm mutually agreeable third party accountant (the “Accounting Arbitrator”), which will act as an arbitrator and promptly decide all points of disagreement with respect to the Final Settlement Statement. Such decision shall be made within forty-five (45) days after submission to the Accounting Arbitrator and shall be final and binding on all Parties, without right of appeal. Such arbitrator will act for the limited purpose of determining the specific matters submitted by either Party and may not award damages, interest or penalties to any Party with respect to any matter.  The arbitrator’s decision will be final and binding on the Parties. Any court of competent jurisdiction may enforce the decision against either Party and Seller and Buyer shall each bear their own legal fees and other costs of presenting its case.  The Parties will bear the costs and expenses of such arbitrator fifty percent (50%) by Seller and fifty percent (50%) by Buyer.

14.2.3              Payment of Final Purchase Price.  If the Final Purchase Price is more than the Preliminary Purchase Price, Buyer will pay such difference to Seller via wire transfer to an account specified by Seller, in immediately available funds, within five (5) days after the Final Settlement Statement has been agreed by the Parties or decided by arbitration, as applicable, and if the Final Purchase Price is less than the Preliminary Purchase Price, Seller will pay such difference to Buyer via wire transfer to an account specified by Buyer, in immediately available funds, within five (5) Business Days after the Final Settlement Statement has been agreed by the Parties or decided by the arbitrator, as applicable.

14.2.4              Buyer shall assist Seller in preparation of the Final Settlement Statement of the Purchase Price under Section 14.2.1 by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be requested by Seller to facilitate such process post-Closing.

14.3                        Post-Closing Revenues and Expenses.  Except as expressly provided otherwise in this Agreement and except to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, Buyer shall (i) pay to Seller any and all amounts received after Closing by Buyer that are fairly attributable to the ownership of the Properties prior to the Effective Time, and (ii) reimburse Seller for any and all Property Costs paid after Closing by Seller that are incurred on or after the Effective Time.  Except as expressly provided otherwise in this Agreement and except to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement, Seller shall (i) pay to Buyer any and all amounts received after Closing by Seller that are fairly attributable to the ownership of the Properties on or after the Effective Time and (ii) reimburse Buyer for any and all Property Costs paid after Closing by Buyer that are fairly attributable to the ownership of the Properties prior to the Effective Time.  Any amounts required to be paid by one Party to the other Party under this Section 14.3 shall be paid as soon as reasonably practicable.

14.4                        Procedures.

14.4.1              For purposes of allocating production (and accounts receivable with respect thereto), under ARTICLE 3 and Section 14.3, (i) liquid Hydrocarbons shall be deemed to be “fairly attributable to” the Oil and Gas Properties when they when they are produced into the tank batteries related to each Well, and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Oil and Gas Properties when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported.

14.4.2              Surface use or damage fees, insurance premiums, and other Property Costs (excluding Severance Taxes and Property Taxes) that are paid periodically shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.  Severance Taxes and Property Taxes shall be prorated as provided in Section 17.1.

14.4.3              After Closing, Buyer shall handle all joint interest audits and other audits of Property Costs covering periods for which Seller is in whole or in part responsible under Section 14.3, provided that Buyer shall not agree to any adjustments to previously assessed costs for which Seller is liable, or any compromise of any audit claims to which Seller would be entitled, without the prior written consent of Seller, such consent not to be unreasonably withheld.  Buyer shall provide Seller with a copy of all applicable audit reports and written audit agreements received by Buyer and relating to periods for which Seller is partially responsible.

ARTICLE 15
CERTAIN POST-CLOSING COVENANTS

15.1                        Further Assurances.  After the Closing, the Parties will execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out its obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

15.2                        Suspense Funds.  Within five (5) days after the Closing, Seller will provide to Buyer a listing showing all funds from production attributable to the Properties that are currently held in suspense by Seller and will assign to Buyer all of its rights in and to such suspense funds existing as of the Effective Time by way of an adjustment to the Purchase Price pursuant to ARTICLE 3 (with the balance of such proceeds to be paid over or otherwise accounted for pursuant to the Final Settlement Statement contemplated by Section 14.2).  After such transfer, Buyer will be responsible for proper distribution of all the suspense funds attributable to the Properties to the parties lawfully entitled to them.

15.3                        Delivery of Records by Seller.

15.3.1              As soon as practicable, but in no event later than ten (10) days after the Closing Date, Seller will deliver to Buyer the originals of all Records that are in the possession of Seller or its Affiliates, subject to Section 15.3.2.

15.3.2              Seller may retain the originals of those Records relating to Tax matters and provide Buyer with copies of such Records.  Seller may retain copies of any other Records, subject to the confidentiality obligations of Section 9.4.

ARTICLE 16
INDEMNIFICATION

16.1                        Seller’s Indemnity; Retained Obligations.  After Closing, Seller will release, defend, indemnify and hold harmless Buyer Group, subject to and in accordance with this ARTICLE 16, from and against any and all Claims brought against or suffered by Buyer Group arising from, relating to or connected with, directly or indirectly, any of the following:

16.1.1              any breach of the representations, warranties or covenants of Seller in this Agreement;

16.1.2              any personal injury (including death), fines, penalties, or injunctions, to the extent related to the ownership or operation of the Properties and arising from events occurring prior to the Closing;

16.1.3              any offsite disposal, prior to the Closing, of hazardous substances, hazardous materials or hazardous waste arising from the operation or use of the Properties;

16.1.4              (a) the payment of any Property Taxes or Severance Taxes allocable to the period prior to the Effective Time as determined pursuant to Section 17.1, (b) the proper payment or accounting for royalties or other lease burdens related to production of Hydrocarbons from the Properties prior to the Closing, and (c) disputes related to the proper billing or payment of joint interest billing accounts related to ownership or operation of the Properties prior to the Closing;

16.1.5              any Tax matters which are the responsibility of the Seller pursuant to Section 17.1;

16.1.6              any swap, derivative, hedge or similar contracts or Debt Instruments of Seller or any Affiliate relating to the Properties;

16.1.7              any suit, action, proceeding, lawsuit or other litigation pending against Seller or its Affiliates at Closing relating to the Properties;

16.1.8              ownership, operation or use of the Excluded Assets;

16.1.9              any Imbalances not otherwise accounted for in the Preliminary Settlement Statement or the Final Settlement Statement;

16.1.10       any gross negligence or willful misconduct of Seller or its Affiliates, to the extent related to the ownership or operation of the Properties and arising from events occurring prior to the Closing;

16.1.11       the  1993 Oil Spill (as defined in the Purchase and Sale Agreement, dated March 19, 2007, between Berry Petroleum Company and Seller); and

16.1.12       commissions, finder’s fees or other remuneration due to any agent, broker or finder claiming by, through or under Seller with respect to the transactions contemplated by this Agreement,

in each case, even if such damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified person hereunder, invitee, or third party, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person hereunder.

The matters for which Seller has the obligation to indemnify and hold harmless Buyer Group under this Section 16.1, to the extent of such obligation, are referred to herein as “Seller’s Retained Liabilities.”

16.2                        Limitations on Seller’s Indemnity.

16.2.1              Seller’s indemnity obligations shall survive Closing. Seller shall have no obligation to indemnify Buyer Group for any Claims arising pursuant to Section 16.1.1 with respect to which Buyer has not delivered written notice thereof to Seller within twelve (12) months after Closing; provided, however, Seller shall have no indemnity obligation for any Claims arising pursuant to Section 16.1.1 with respect to a breach of

Seller’s representations and warranties made pursuant to Section 7.5.  Seller shall have the obligation to indemnify Buyer Group with respect to Sections 16.1.2 through 16.1.12 without time limit.  Notwithstanding anything to the contrary herein, from and after Closing, Seller’s indemnification obligations with respect to a breach of the representations and warranties in Section 7.9.2 shall be limited to Claims made by third parties.

16.2.2              Seller’s indemnity obligations shall be of no further force and effect after the date of their expiration, except with respect to matters for which a specific written claim for indemnity was received by Seller prior to the date of such expiration.

16.2.3              Seller’s aggregate indemnification liability under Section 16.1.1 shall be limited to an amount equal to twenty percent (20%) of the Purchase Price.

16.2.4              Seller shall not have any liability for any indemnification under Section 16.1.1 for an individual matter until and unless the amount of the liability for Damages with respect to which Seller admits (or it is otherwise finally determined by a court or other Governmental Authority that Seller has) an obligation to indemnify Buyer pursuant to the terms of Section 16.1.1 exceeds Seventy-Five Thousand Dollars ($75,000) (the “Individual Indemnity Threshold”).  Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 16.1.1 until and unless the aggregate amount of the liability for all Damages (i) for which Claim notices are delivered by Buyer, (ii) with respect to which Seller admits (or it is otherwise finally determined by a court or other Governmental Authority) that Seller has an obligation to indemnify Buyer pursuant to the terms of Section 16.1, and (iii) which exceed the Individual Indemnity Threshold exceeds two percent (2%) of the Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the Purchase Price.

16.2.5              Seller’s obligation to defend, indemnify and hold harmless the Buyer Group pursuant to Section 16.1.1 in respect of any breach of Section 7.16 shall be limited to the amount of Taxes payable as a result of such breach and properly allocable to the period prior to the Effective Time (as determined pursuant to Section 17.1).

16.2.6              Notwithstanding any provision of this Agreement to the contrary, this Section 16.2 shall not apply to Seller’s indemnification obligations for any breach of Seller’s representations and warranties in Section 7.9.1.

16.3                        Survival of Seller’s Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall survive Closing for the period contemplated by Section 16.2, and shall be actionable during such period (but not thereafter, excluding claims made in good faith prior to the end of such period) in accordance with this ARTICLE 16; provided, however, that Seller’s representations and warranties made pursuant to Section 7.5 shall terminate at Closing and have no further effect thereafter.

16.4                        Buyer’s Indemnity; Assumed Obligations.  Except to the extent of Seller’s Retained Liabilities, after Closing, Buyer will assume, and will release, defend,

indemnify and hold harmless Seller Group, subject to and in accordance with this ARTICLE 16, from and against, and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Properties, regardless of whether such obligations or liabilities arose prior to, on, or after the Effective Time, including the following:

16.4.1              all obligations and liabilities arising from or in connection with any production, pipeline, storage, processing, or other Imbalance attributable to Hydrocarbons produced from the Oil and Gas Properties, whether before, on, or after the Effective Time, including obligations to furnish makeup gas in accordance with the terms of applicable gas sales, gathering, or transportation Contracts;

16.4.2              obligations to pay working interests, royalties, overriding royalties, and other interests held in suspense;

16.4.3              obligations for plugging and abandonment of all of the Wells and dismantlement, decommissioning, or abandonment of all structures and equipment included in the Properties or located on the Lands covered by, or described in, the Leases (whether or such Leases have terminated or expired) and restoration of the surface covered by the Properties in accordance with applicable Laws (whether or not required to be plugged, abandoned, dismantled, or restored as of the Effective Time, and whether or not whether or not the applicable Lease has terminated or expired), including any obligations to assess, remediate, remove, and dispose of NORM, asbestos, mercury, drilling fluids, chemicals, and produced waters and Hydrocarbons;

16.4.4              subject to the terms of ARTICLE 4, the special warranty of title in the Conveyance and Seller’s representations and warranties in Section 7.9, all Damages and obligations arising from, or relating to, title defects, deficiencies, or other title matters, whether arising or relating to periods of time before, on, or after the Effective Time;

16.4.5              Damages and obligations arising from, or relating to, Environmental Condition Defects, or other environmental matters, whether arising or relating to periods of time before, on, or after the Effective Time;

16.4.6              Tax matters which are the responsibility of Buyer pursuant to Section 17.1; and

16.4.7              continuing obligations under any instruments constituting Seller’s chain of title to any of the Oil and Gas Properties;

even if such damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified person hereunder, invitee, or third party, and whether or not caused by a pre-existing condition, but excluding the gross negligence or willful misconduct of any indemnified person hereunder.

16.5                        Sole and Exclusive Remedy.

16.5.1              Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Buyer’s sole and exclusive remedy against each other with respect to breaches of the representations, warranties, covenants, and agreements of the Parties contained in ARTICLE 7, ARTICLE 8, ARTICLE 9, as applicable, is set forth in this ARTICLE 16and if no such right of indemnification is expressly provided, then such claims are hereby waived to the fullest extent permitted by Law.

16.5.2              Except for the remedies contained in this ARTICLE 16 and any other remedies available to the Parties at law or in equity for breaches of this Agreement other than ARTICLE 7, ARTICLE 8, ARTICLE 9, upon Closing each Party releases, remises, and forever discharges the other and its and their respective Affiliates and all such Persons’ shareholders, officers, directors, employees, agents, advisors, and representatives from any and all suits, legal or administrative proceedings, claims, demands, Damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or Seller’s ownership, use, or operation of the Properties, or the condition, quality, status, or nature of the Properties, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Oil Pollution Act of 1990, as amended, breaches of statutory and implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by the other Party or any of its Affiliates, even if caused in whole or in part by the negligence (whether sole, joint, or concurrent), strict liability, or other legal fault of any released person invitee, or third party, and whether or not caused by a pre-existing condition.  Without limiting the generality of the preceding sentence, Buyer agrees that, from and after Closing, its only remedy with respect to the breach by Seller of its covenants and agreements in ARTICLE 9 shall be the indemnity of Seller in Section 16.1, as limited by the terms of this ARTICLE 16.

16.6                        Application of Indemnities.

16.6.1              Except as may otherwise be required by applicable Laws, the Parties shall treat, for Tax purposes, any amounts paid pursuant to this ARTICLE 16 as an adjustment to the Purchase Price.

16.6.2              The amount of any Damages for which an indemnified person hereunder is entitled to indemnity under this ARTICLE 16 shall be reduced by the amount of insurance proceeds realized by the indemnified person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the indemnified person or its Affiliates); provided, however, that no Party shall be required to seek recovery under any policy of insurance as a condition to indemnification hereunder.

16.6.3              As used in this Agreement, the term “Damages” means the amount of any actual liability, loss, cost, expense, claim, award, or judgment incurred or suffered by any indemnified person hereunder arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims, torts, or otherwise, including reasonable fees and expenses of attorneys, consultants, accountants, or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity; provided, however, that “Damages” shall not include any adjustment for Taxes that may be assessed on payments under this ARTICLE 16 or for Tax benefits received by the indemnified person as a consequence of any Damages.

16.6.4              Notwithstanding the foregoing, this ARTICLE 16 shall not apply (i) in respect of an adjustment to the Purchase Price for Property Costs, which are covered exclusively by Sections 3.2 and 3.3 and ARTICLE 14 or (ii) in respect of claims for Title Defects or Environmental Condition Defects that give rise to an adjustment to the Purchase Price pursuant to ARTICLE 14.

ARTICLE 17
TAXATION

17.1                        Responsible Party.  All Taxes attributable to the ownership or operation of the Properties prior to the Effective Time are the Seller’s responsibility and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Seller. All Taxes attributable to the ownership or operation of the Properties on or after the Effective Time (excluding Seller’s income taxes, franchise taxes or margin taxes through Closing, and excluding income or capital gains taxes from the sale of the Properties) are the responsibility of Buyer, and all deductions, credits or refunds pertaining to the aforementioned Taxes, no matter when received, belong to Buyer.  With respect to any taxable period including, but not ending on, the Effective Time (a “Straddle Period”), Property Taxes shall be prorated between the portion of such Straddle Period ending immediately before the Effective Time and the portion of such Straddle Period beginning on the Effective Time in the same proportion as the number of days in each such portion bears to the total number of days in such Straddle Period.  All Property Taxes with respect to any taxable period beginning on or after the Effective Time shall be for Buyer’s account.  Severance Taxes shall be deemed to be attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes.  To the extent applicable, the Parties shall estimate all Taxes (excluding Seller’s income taxes, franchise taxes or margin taxes) attributable to the ownership or operation of the Properties to the extent they relate to the period on and after the Effective Time and prior to Closing and incorporate such estimate into the Preliminary Settlement Statement.  The actual amounts (to the extent the same differ from the estimate included in the Preliminary Settlement Statement) shall be accounted for in the Final Settlement Statement.

17.2                        Transfer Taxes.  Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other Taxes of a similar nature in connection with the sale of property pursuant to this Agreement. Buyer and Seller will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments and transfers to be made to Buyer from any sales, use, stamp, real estate transfer, documentary, registration, recording and other similar Taxes (each a “Transfer Tax”). If a determination is ever made that a Transfer Tax applies, Seller and Buyer will each bear fifty percent (50%) of any such Transfer Tax.

17.3                        Tax-Deferred Exchange Option.  Either Party may elect to effect a tax-deferred exchange under Code Section 1031 (a “Tax Deferred Exchange”) for all or part of the Properties by delivering a written notice to the other Party five (5) days prior to the Closing Date. If a Party elects to effect a Tax-Deferred Exchange (“Electing Party”), the other Party agrees to execute escrow instructions, documents, agreements or instruments to effect the exchange; provided, however, that the other Party incurs no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Seller and Buyer may assign any of their respective rights and delegate performance of any of their respective duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that the Electing Party will remain responsible to the other Party for the full and prompt performance of its respective delegated duties. The Electing Party will indemnify and hold other Party harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Section 17.3 pursuant to the request of the Electing Party.

17.4                        Allocation of Values.  In the event that the Seller and Buyer mutually agree that the transactions under this Agreement are subject to the reporting requirements of Code Section 1060 and that a filing of IRS Form 8594 is required, Seller and Buyer agree to use commercially reasonable efforts to confer and cooperate in the preparation and filing of their respective forms to reflect a consistent reporting of the agreed upon allocation; provided, however, that the Parties shall not be required to file consistent IRS Form 8594 if, despite such efforts, they are unable to reach an agreement on the allocation.  In the event that the allocation is disputed by any taxing authority, the Party receiving notice of such dispute will promptly notify and consult with the other Party and keep the other Party apprised of material developments concerning resolution of such dispute.

17.5                        Section 754 Elections.  With respect to any of the Properties listed on Schedule 7.17, if the tax partnership to which such Property is subject does not have in effect a valid election under Code Section 754 (a “Section 754 Election”), Seller shall use its commercially reasonable efforts to cause such tax partnership to make a Section 754 Election in accordance with Treasury regulations 1.754-1(b) effective on or before the Closing.

ARTICLE 18
MISCELLANEOUS

18.1                        Notice.  All notices required or permitted under this Agreement must be in writing and delivered personally or by certified mail, postage prepaid and return receipt requested or by facsimile as follows:

Seller:	Venoco, Inc.	Buyer:	Vintage Petroleum, LLC
	370 17th Street, Suite 3900		10889 Wilshire Boulevard
	Denver, CO 80202		Los Angeles, CA 90024
	Attention: Mark DePuy		Attention: General Counsel
	Facsimile: (303) 626-8315		Facsimile: (310) 443-6192

or to such other place within the United States of America as either Party may designate as to itself by written notice to the other.  All notices will be effective upon receipt by the Party to which such notice is addressed.

18.2                        Governing Law.  This Agreement, the obligations of the Parties under this Agreement and all other matters arising out of or relating to this Agreement and the transactions it contemplates, will be governed by and construed in accordance with the Laws of the State of California, without giving effect to any conflicts of law principles that would cause the laws of another jurisdiction to apply.  Any dispute arising out of or relating to this Agreement which cannot be amicably resolved by the Parties, shall be brought in a federal or state court of competent jurisdiction sitting in Los Angeles County of the State of California and the Parties irrevocably submit to the jurisdiction of any such court solely for the purpose of any such suit, action or proceeding.

18.3                        Waiver of Rights Under §1542 of the Civil Code of the State of California.  Any release made by a Party hereunder constitutes a waiver of all rights and benefits which such Party has or in the future may have under and by virtue of the terms of §1542 of the Civil Code of the State of California.  Civil Code §1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

18.4                        Assignment.  Neither Party may assign this Agreement or its rights under this Agreement or delegate any performance obligations under this Agreement prior to Closing without the other Party’s written consent, which will not be unreasonably withheld; provided, however, Buyer may, without the prior written consent of Seller, assign this Agreement in whole or in part to one or more Affiliates of Buyer, but no such assignment will release or discharge Buyer from any of its obligations hereunder. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their permitted successors and assigns.  Nothing contained in this Agreement entitles anyone other than Buyer or Seller or their respective permitted successors and assigns to any rights under this Agreement.

18.5                        Entire Agreement; Amendments.  This Agreement, together with the Exhibits and Schedules hereto, the certificates, documents, instruments and writings that are delivered pursuant hereto, and the Confidentiality Agreement, dated April 10, 2013, between Seller and an Affiliate of Buyer (the “Confidentiality Agreement”), constitute the entire, complete and exclusive agreement and understanding of the Parties in respect of the subject matter hereof and thereof and expressly supersede all prior understandings, agreements, or representations by or among the Parties, written or oral, with respect thereto.  No amendment or modification of any provision of this Agreement will be valid, unless the same is in writing and signed by Buyer and Seller.

18.6                        Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring either Party because of the authorship of any provision of this Agreement.  The Parties will treat the words “include,” “includes” and “including” as if followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.

18.7                        Counterparts.  This Agreement may be executed in two or more counterparts, each of which the Parties will treat as an original but all of which together will constitute one and the same instrument.

18.8                        Expenses and Fees.  Each Party will pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Buyer will be responsible for the all fees for the recording of transfer documents.

18.9                        Waivers.  Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

18.10                 No Third-Person Beneficiaries.  Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claim, cause of action, remedy or right of any kind, except the rights expressly provided to the Persons described in Section 9.8, 15.4, 16.1 and 16.4.  Any claim for indemnity under such Sections by any Person not a party to this Agreement must be brought and administered by the applicable Party.  No indemnified person hereunder other than Seller and Buyer shall have any rights against Seller or Buyer under the terms of such Sections except as may be exercised on its behalf by Buyer or Seller, as applicable.  Seller and Buyer may elect to exercise or not exercise indemnification rights on behalf of the other indemnified Persons affiliated with it in its sole discretion and shall have no liability to any such other indemnified Person for any action or inaction.

18.11                 Severability.  If any provision of this Agreement, or any application thereof, is held invalid, illegal, or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and, to the extent such provision cannot be so reformed, then such provision (or the invalid, illegal, or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality, and enforceability of the remaining provisions contained herein (and any other application of such provision) shall not in any way be affected or impaired thereby.

18.12                 Time of the Essence.  Time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

18.13                 Limitation on Damages.  Notwithstanding any term or provision of this Agreement to the contrary, in no event will either Party to this Agreement be liable to the other Party for, and Buyer and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to, any consequential, special, exemplary, punitive or similar damages arising out of or relating to this Agreement; except to the extent any such Party was required to pay such damages to a third party in connection with a Claim, in which event such damages shall be recoverable hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

SELLER:

VENOCO, INC.

By:	/s/ Mark DePuy
Name: Mark DePuy
Title: President and COO

BUYER:

VINTAGE PETROLEUM, LLC

By:	/s/ Todd Stevens
Name: Todd Stevens
Title:

[Signature page to Purchase Agreement.]